UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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FRESH DEL MONTE PRODUCE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2010

Dear Shareholder:

On behalf of the board of directors and management, it is my pleasure to invite you to attend the 2010 Annual General Meeting of Shareholders of Fresh Del Monte Produce Inc. (the “Company”) on Wednesday, May 5, 2010 at 11:30 a.m., Eastern time, at the Mandarin Oriental, Miami, in Miami, Florida.

Details regarding admission to the meeting and information concerning the matters to be acted upon at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement. All registered holders of Ordinary Shares as of the close of business on Thursday, March 11, 2010, will be entitled to vote at the Annual General Meeting on the basis of one vote for each Ordinary Share held.

Whether or not you plan to attend the Annual General Meeting, it is important that your Ordinary Shares be represented in accordance with your wishes. To ensure that, please vote your shares either through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.

On behalf of your board of directors, management and our employees, I thank you for your continued support and interest in Fresh Del Monte Produce Inc.

Sincerely,

Mohammad Abu-Ghazaleh
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF FRESH DEL MONTE PRODUCE INC.

Date:	Wednesday, May 5, 2010

Time:	11:30 a.m., Eastern time

Place:	Mandarin Oriental, Miami, in Miami, Florida

Purpose:	(1) Elect the three directors named in this proxy statement for terms expiring at the 2013 Annual General Meeting of Shareholders;

(2) Approve and adopt the Company’s financial statements for the 2009 fiscal year ended January 1, 2010;

(3) Approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the 2010 fiscal year ending December 31, 2010;

(4) Approve and adopt the 2010 Non-Employee Directors Equity Plan;

(5) Approve and adopt the Performance Incentive Plan for Senior Executives;

(6) Approve and adopt the Long-Term Incentive Plan; and

(7) Transact other business properly presented at the Annual General Meeting or any postponement or adjournment thereof.

Record Date:	March 11, 2010—Owners of Ordinary Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual General Meeting.

Voting by Proxy:
Please submit a proxy card or, for Ordinary Shares held in street name, voting instruction form, as soon as possible so your Ordinary Shares can be voted at the Annual General Meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your Ordinary Shares are held in street name, you may have the choice of instructing the record holder as to the voting of your Ordinary Shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank or other nominee.

Admission to the Annual General Meeting:
Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

Bruce A. Jordan
Senior Vice President, General Counsel and Secretary

March 25, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 5, 2010

Copies of the enclosed Proxy Statement for the 2010 Annual General Meeting and the Annual Report
to Shareholders for the fiscal year ended January 1, 2010 are also available at http://bnymellon.mobular.net/bnymellon/fdp.

i

FRESH DEL MONTE PRODUCE INC.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33134

PROXY STATEMENT

The enclosed proxy card is solicited by the board of directors (the “board”) of Fresh Del Monte Produce Inc., an exempted limited company incorporated under the laws of the Cayman Islands (the “Company”), for use at the 2010 Annual General Meeting of Shareholders to be held on Wednesday, May 5, 2010, at 11:30 a.m., Eastern time, at the Mandarin Oriental, Miami, in Miami, Florida, and at any postponements or adjournments thereof. Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

The proxy materials are being sent to shareholders beginning on or about March 25, 2010. The cost of the solicitation of proxies will be paid by the Company. You may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the Annual General Meeting. The solicitation is to be made primarily by mail, and the Company does not intend to use a proxy solicitor.

VOTING

Whether or not you plan to attend the Annual General Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the Internet to grant your proxy and vote. Telephone and Internet voting instructions are provided on the proxy card.

If your Ordinary Shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee’s voting processes.

The Ordinary Shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver to us your proxy card, but you mark no instructions on it, the Ordinary Shares represented by your proxy will be voted FOR the election as directors of the three nominees proposed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and FOR Proposal 6. Alternatively, you can vote by telephone or the Internet using the instructions outlined on your proxy card.

 Under the laws of the Cayman Islands, the affirmative vote of the holders of a majority of the Ordinary Shares present in person at the Annual General Meeting, or represented by proxy, is necessary for approval of each of Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6.  Under the shareholder approval policy of the New York Stock Exchange (“NYSE”), approval of Proposal 4 also requires the favorable vote of a majority of the votes cast, and the total number of votes actually cast on Proposal 4 must represent more than 50% in interest of all shareholders entitled to vote on Proposal 4.  The Company is seeking approval of Proposal 5 and Proposal 6 for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”), and approval of those Proposals also requires the favorable vote of a majority of votes cast on the issue.  Abstentions will have no effect on the outcome of the vote for any of the Proposals under Cayman Islands law or Section 162(m), but for purposes of the NYSE shareholder approval policy, will count as a vote against Proposal 4.

Under NYSE rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who have not furnished voting instructions. These are called “discretionary” items.  Proposal 2, Proposal 3, Proposal 5 and Proposal 6 are considered “discretionary” items.  In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from their clients. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items will result in so-called “broker non-votes.”  Proposal 1 and Proposal 4 are considered “non-discretionary” items.  In the case of Proposal 1 and Proposal 4, broker non-votes will not be counted and will have no effect on the vote for purposes of Cayman Islands law.  For purposes of the NYSE stockholder approval policy, broker non-votes will have no effect on the first part of the required vote for Proposal 4, but will have the effect of a vote against the Proposal for purposes of the second part.

The board is not aware of any other matters to be presented for action at the Annual General Meeting, but if other matters are properly brought before the Annual General Meeting, Ordinary Shares represented by properly completed proxies received by mail, telephone or the Internet will be voted in accordance with the judgment of the persons named as proxies.

Shareholders have the right to revoke their proxies at any time before a vote is taken by (1) notifying the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, (2) executing a new proxy card bearing a later date or by voting by telephone or the Internet on a later date, provided the new proxy is received by BNY Mellon Shareowner Services (which will have a representative present at the Annual General Meeting), 480 Washington Boulevard, Jersey City, New Jersey 07310, by 11:59 p.m., Eastern time, on May 4, 2010, (3) attending the Annual General Meeting and voting in person or (4) any other method available to shareholders by law.

The close of business on March 11, 2010 has been fixed as the record date for the Annual General Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock and the only issued shares of the Company are the Ordinary Shares. There were 63,600,150 Ordinary Shares issued and outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each Ordinary Share held. The holders of a majority of the Ordinary Shares issued and outstanding on the record date, present in person or represented by valid proxy received by mail, telephone or the Internet, will constitute a quorum at the Annual General Meeting.

All votes cast at the Annual General Meeting will be tabulated by BNY Mellon Shareowner Services, which has been appointed the independent inspector of election. BNY Mellon Shareowner Services’ tabulation will determine whether or not a quorum is present.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote
FOR the election of all the below nominees

At the date of this proxy statement, the board consists of nine members, seven of whom are non-employee directors. At the Annual General Meeting, three directors are proposed for election for terms that will expire at the 2013 Annual General Meeting of Shareholders. The other directors will serve the remainder of their respective terms, which expire at the 2011 and 2012 Annual General Meetings of Shareholders as set forth below.

All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. All nominees are current directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy shall have the right to vote according to their judgment for another person instead of the unavailable nominee.

The governance committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the board as a whole, in accordance with its charter and the Company’s corporate governance guidelines. The governance committee takes into account each individual’s background, as well as considerations of diversity, age, skills and experience in the context of the needs of the board. The governance committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities and independence from management.  While the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the board considers diversity in the context of the board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.

Our global branded Company is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages, snacks and desserts in Europe, Africa and the Middle East. Our directors’ experience encompasses the areas of technology, marketing, international business and finance, economics and public policy. Each of them has held senior positions in government or as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They also have significant experience in corporate governance and management oversight through their positions as senior executives and as directors of other public companies, and several have served as members of audit, compensation and governance committees at these companies, as well as at the Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the board’s oversight role, and enable our directors to provide diverse perspectives about the complex issues facing the Company.

The following table highlights specific qualifications, skills and experiences considered by the governance committee in concluding that the Company’s existing directors and its slate of director nominees should serve on the Company’s board of directors. Additional biographical details about our nominees follow.

Director Nominee	Qualifications, Skills and Experience
Amir Abu-Ghazaleh	•	Operating and management experience in wholesale fresh fruit-related businesses, including at executive officer level
	•	Core management skills gained through over 20 years of experience as general manager of Abu-Ghazeleh International Company, including in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
	•	Experience in marketing, customer service, finance and international business
	•	Experience in governance matters through public and private company directorship experience
Salvatore H. Alfiero	•	Operating and management experience in manufacturing and distribution businesses, including experience as chief executive officer of a publicly traded company
	•	Core management skills gained through experience managing life insurance, banking and finance businesses in the context of multinational operations, including at the chief executive officer level, including in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development, evaluation of strategic opportunities and challenges
	•	Experience in marketing, finance, financial reporting, accounting and financial controls, business combination transactions and international business operations
	•	Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation and audit committees
	•	Independent of Company management
Edward L. Boykin	•
Experience in financial reporting, accounting, auditing and financial controls gained through more than 30 years of providing audit and related services to public and private clients, including companies engaged in retail and distribution businesses and through experience as a chief financial officer and training as a Certified Public Accountant

	•	Core management skills, including in managing businesses, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
	•	Experience in risk management and oversight
	•	Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
	•	Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Madeleine L. Champion	•	Management experience in the global financial services industry, particularly in emerging markets, including over 10 years managing division financing international companies in the fruit industry
	•	Core management skills, including in managing different business lines and overseas offices, competitive and financial positioning, strategic orientation, leadership development and global economic trends and perspectives
	•	Experience in marketing, finance, credit and risk management, including at leadership level of an international banking association addressing global regulatory, compliance and risk issues
	•	Experience in compliance, governance and compensation matters as treasurer of a major bank’s international holding company and as director of an international banking subsidiary
	•	Independent of Company management
Michael J. Berthelot	•
Operating and management experience in manufacturing and distribution businesses, including experience as chief executive officer of a publicly traded multinational manufacturing and distribution business for 13 years

	•	Core management and leadership skills gained through experience overseeing and managing multinational operations at the director and chief executive officer levels, including experience in evaluating strategic development opportunities and challenges, risk management, senior leadership development, vendor and customer relationships, competitive and financial positioning and shareholder relationships
	•	Experience in financial reporting, taxation, accounting and financial controls, business combination transactions, divestiture, restructuring and international business operations, including training as a Certified Public Accountant
	•	Experience in governance matters through public and private directorships over 30 years, as a consultant on governance best practices and as a faculty member at a leading university, and including experience with matters addressed by compensation, governance and audit committees
	•	Independent of Company management
Dr. Elias K. Hebeka	•	Operations and management experience in businesses, including at executive officer level
	•	Core management skills obtained through over 40 years of experience with domestic and international public and private companies, including retail, consumer health and science and innovation-related businesses, including at chief executive officer level
	•	Experience in management evaluation, product quality, facilities and equipment utilization, distribution and sourcing, consolidation, productivity, technical affairs, optimal organization structure and supply chain management
	•	Experience in risk management and oversight
	•	Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Mohammad Abu-Ghazaleh	•	Over 40 years of operations and management experience in fresh produce-related businesses, including at chief executive officer level of a publicly traded company
	•	Core management skills gained through experience managing multinational fresh and prepared food businesses, including at chief executive officer level, including managing and developing businesses, vendor and customer relationships, distribution and sourcing, productivity, competitive positioning, senior leadership development, quality control and evaluation of strategic opportunities and challenges
	•	Experience in governance matters through public and private company directorships
	•	Experience in risk management and oversight
Hani El-Naffy	•	Over 30 years of management and operations experience in shipping and fresh produce-related businesses, including at executive officer level
	•	Core management skills gained as senior level executive of the third-largest exporter of fresh produce in Chile, including oversight of shipping, logistics, financial positioning, business development, contract negotiations, insurance, senior leadership development, supply chain management, facilities and equipment utilization, and evaluation of strategic opportunities and challenges
	•	Experience in shipping, distribution, finance, marketing, insurance, production and international business with one of the world’s leading fresh and prepared food businesses
	•	Experience in risk management and oversight
John H. Dalton	•	Over 30 years of experience in the formulation of policies and strategies in government and financial services companies providing banking, insurance, and investment products
	•	Core management skills and experience, including in investments, finance, financial reporting, financial controls and international business operations
	•	Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
	•	Experience in risk management and oversight
	•	Independent of Company management

Information Regarding Nominees and Continuing Directors

Set forth below is information with respect to the nominees and each other director of the Company continuing in office after the Annual General Meeting.

Nominees for Election to the Board of Directors for a
Term Expiring at the 2013 Annual General Meeting of Shareholders (Class I)

Amir Abu-Ghazaleh—63, Director. Mr. Abu-Ghazaleh has served as a Director since December 1996. He is the General Manager of Abu-Ghazaleh International Company, a company that markets and distributes fresh fruit and vegetables, and has held this position since 1987. Mr. Abu-Ghazaleh has over 20 years of experience in the fresh produce industry, with extensive knowledge of the Middle East markets. Mr. Abu-Ghazaleh also serves on the board of directors of Clemenceau Medical Center, Arab Wings, Royal Jordanian Air Academy and International General Insurance Co. Ltd. Jordan. Mr. Abu-Ghazaleh and Mr. Mohammad Abu-Ghazaleh are brothers.

Salvatore H. Alfiero—72, Director. Mr. Alfiero has served as a Director since December 2002. In May 2001, Mr. Alfiero founded Protective Industries, LLC and currently serves as its Chairman and Chief Executive Officer. In March 1969, Mr. Alfiero founded Mark IV Industries, Inc. and served as its Chairman and Chief Executive Officer until its sale in September 2000. Mr. Alfiero also serves on the board of directors of HSBC Bank USA, HSBC North America Holdings, Inc. and Southwire Company. From January 1989 to December 2009, Mr. Alfiero served on the board of directors of The Phoenix Companies, Inc.

Edward L. Boykin—70, Director. Mr. Boykin has served as a Director since November 1999. Following a 30-year career with Deloitte & Touche LLP, Mr. Boykin retired in 1991. Mr. Boykin is a private consultant on financial matters. Mr. Boykin is a Certified Public Accountant and serves on the board of directors of Blue Cross and Blue Shield of Florida, Inc.

Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2011 Annual General Meeting of Shareholders (Class II)

Madeleine L. Champion—65, Director.  Ms. Champion was appointed to serve as a Director on April 29, 2009.  She is an international management and trade consultant for financial and non-financial institutions.  She was previously Managing Director/Senior Vice President, International Banking at JPMorgan Chase & Co. from 2004 to 2008.  Prior to that, Ms. Champion served as Managing Director and Head of Emerging Markets/International Financial Institutions (IFI) at Banc One Capital Markets, Inc. from 2001 to 2004.  From 1997 to 2001, she held various other management positions at Bank One, N.A.  Beginning in 1982, as head of the Latin America Division at Fidelity Bank in Philadelphia, she established and managed the Global Fruit Trade Finance Division.  In 2005, Ms. Champion became the first woman to be elected President of the Bankers’ Association for Finance and Trade (BAFT), an affiliate of the American Bankers Association.  Ms. Champion has previously served on a number of boards, including the board of the Port of Philadelphia and Camden.  She also sat on the International Trade Committee of the United Fruit and Vegetable Association.  The Company’s Chairman and governance committee recommended Ms. Champion’s appointment to the board.

Michael J. Berthelot—59, Director. Mr. Berthelot has served as a Director since May 2006. He is the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm and the principal of Corporate Governance Advisors, a consulting firm that provides board evaluation and advisory services. Mr. Berthelot is also a faculty member of the University of California San Diego’s Rady School of Management, where he teaches corporate governance in the MBA program. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly traded multinational manufacturing firm and from 2003 until July 2006, he continued to serve as its non-executive Chairman. Mr. Berthelot is a Certified Public Accountant and serves on the board of directors of Pro-Dex, Inc.  He also serves on the board of directors of a privately held software company.

Dr. Elias K. Hebeka—73, Director. Dr. Hebeka has served as a Director since November 2007. Dr. Hebeka has extensive knowledge and experience in research and development, manufacturing, quality control, distribution, inventory management and other logistics functions, having previously held various senior executive management and academic positions. At Revlon Inc., he served as President, Worldwide Operations and Technical Affairs, from 2000 to 2003, Executive Vice President, Operations Worldwide, and Executive Vice President, Operations, retiring at the end of 2003. Prior to joining Revlon, Dr. Hebeka was President and Chief Executive Officer of Liberty Science Center, and he held various management positions with Warner Lambert Company for over 25 years, including Company Officer for worldwide operations. Prior to his business career, Dr. Hebeka served as a Professor at the University of Cairo. He serves on the board of trustees with The American University in Cairo. Dr. Hebeka also serves on the board of trustees of two non-profit organizations and on the Board of Governors of the Pelican Marsh Golf Club in Naples, Florida.

Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2012 Annual General Meeting of Shareholders (Class III)

Mohammad Abu-Ghazaleh—68, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company’s Chairman and Chief Executive Officer since December 1996. He also serves as the Chairman and Chief Executive Officer of IAT Group Inc. (“IAT”) and Chairman of the Royal Jordanian Air Academy. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh also serves on the board of directors of Jordan Kuwait Bank, International General Insurance Co. Ltd., Bank Misr Liban and United Cable Company, Inc. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.

Hani El-Naffy—59, Director, President and Chief Operating Officer. Mr. El-Naffy has served as a Director and the Company’s President and Chief Operating Officer since December 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until December 1996.

John H. Dalton—68, Director. Secretary Dalton has served as a Director since May 1999. He is the President of the Housing Policy Council of the Financial Services Roundtable, which represents 100 of the largest integrated financial services companies providing banking, insurance, and investment products and services. Formerly, he was President of IPG Photonics Corporation. He has held four presidential appointments. Secretary Dalton served as Secretary of the Navy from July 1993 through November 1998. He served on the President’s Advisory Council on the Arts from 1999 until 2001. He served as a member and Chairman of the Federal Home Loan Bank Board from December 1979 through July 1981. Secretary Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of Housing and Urban Development from April 1977 through April 1979. Secretary Dalton currently serves on the board of directors of Washington First Bank, BGC Partners, Inc. and IPG Photonics Corporation.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Director Compensation

The following table shows for the fiscal year ended January 1, 2010, certain information with respect to the compensation of all non-employee directors of the Company. Employee directors of the Company do not receive compensation for their participation on the board; therefore, neither Mr. Mohammad Abu-Ghazaleh nor Mr. Hani El-Naffy received any additional compensation for service as a director in fiscal year 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Salvatore H. Alfiero	100,942	-	45,813	-	-	-	146,755
Michael J. Berthelot	109,019	-	45,813	-	-	-	154,832
Maher Abu-Ghazaleh (3)	17,019	-	45,813	-	-	-	62,832
Madeleine Champion (4)	70,901	-	186,600	-	-	-	257,501
Dr. Elias K. Hebeka	101,202	-	45,813	-	-	-	147,015
John H. Dalton	102,462	-	45,813	-	-	-	148,275
Edward L. Boykin	129,433	-	45,813	-	-	-	175,246
Amir Abu-Ghazaleh	80,788	-	45,813	-	-	-	126,601

(1)
Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees for the Company’s 2009 fiscal year. These amounts include a one-time payment of $21,000 made to each of the non-employee board members who was a current board member as of July 1, 2009. Each board member was required to use 50% of the amount ($10,500) to purchase Company shares in the open market during the prescribed window period, and to retain these shares for at least six months after he or she leaves the board. This $21,000 award serves as an interim adjustment for fiscal year 2009 in response to The Delves Group’s 2009 board compensation study, which recommended equity compensation valued at $100,000. The Company’s February 2009 grant of 6,250 options had a Black-Scholes valuation of $45,813. The board felt that compensating each member for approximately 40% of the difference between The Delves Group’s recommendation and the value of the February 2009 option grant (by awarding the $21,000 cash payment) was sufficient for fiscal year 2009.

(2)
Amounts include the aggregate grant date fair value of equity-based compensation awards, calculated in accordance with the Accounting Standards Codification (“ASC”) on “Compensation - Stock Compensation.” Each director who was a member of the board on February 25, 2009 received an annual grant of options to purchase 6,250 Ordinary Shares. The full grant date fair value of those awards, computed in accordance with the ASC, was $7.33 per option at an exercise price of $19.83 per share. Upon joining the board on April 30, 2009, Ms. Champion received an initial grant of options to purchase 30,000 Ordinary Shares. The full grant date fair value of Ms. Champion’s award, computed in accordance with the ASC, was $6.22 per option at an exercise price of $14.77 per share.  On January 1, 2010, the aggregate number of option awards outstanding for each director was as follows: Salvatore H. Alfiero—18,750; Michael J. Berthelot—30,500; Maher Abu-Ghazaleh—18,750; Madeleine Champion—30,000; Dr. Elias K. Hebeka—36,500; John H. Dalton—31,250; Edward L. Boykin—31,250; Amir Abu-Ghazaleh—18,750.

(3)	Resigned from the board effective April 30, 2009.
(4)	Appointed to the board effective April 30, 2009.

In July of 2009, The Delves Group conducted a non-employee board compensation study and made recommendations to change the compensation structure of our board members. Details of the changes are described in this section captioned Annual Retainers, Meeting Fees, Board Committee Chair and Lead Independent Director Retainers, Meeting Attendance and Equity Compensation.

Annual Retainer. The annual retainer fees paid to non-employee directors of the Company were adjusted beginning July 1, 2009.  The following table shows what was paid prior to July 1, 2009 and what was paid beginning July 1, 2009. Directors are also eligible for reimbursement of their expenses incurred in attending board meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director.

Annual Retainer for	Prior to July 1, 2009 ($)	Effective July 1, 2009 ($)
Non-employee Board Member	45,000	70,000
Audit Committee Member	5,000	15,000
Compensation Committee Member	2,500	7,500
Governance Committee Member	2,500	5,000

Meeting Fees. Prior to July 1, 2009, each director received a cash fee for attending board and committee meetings of which he or she is a member or is acting as alternate for a member. Board members received $1,500 for attending board meetings in person or $750 for attending by telephone. Members of the audit, governance and compensation committees, other than the respective chairman of each, received meeting fees of $1,000 per committee meeting attended in person or $500 for attending by telephone. The chairman of each committee received a fee per meeting of $2,000 for in person meetings and $1,000 for telephone meetings. As of July 1, 2009, board members no longer receive meeting fees.

Board Committee Chair and Lead Independent Director Retainers. Effective July 1, 2009, the Company adjusted the annual retainers paid to each of the chairs of the committees and the lead independent director as shown below:

Annual Retainer for	Prior to July 1, 2009 ($)	Effective July 1, 2009 ($)
Audit Committee Chair	10,000	25,000
Compensation Committee Chair	5,000	15,000
Governance Committee Chair	5,000	10,000
Lead Independent Director	-	35,000

Meeting Attendance and Total Cash Compensation Paid in Fiscal Year 2009. In fiscal year 2009, the total cash compensation paid to directors for service on the board or committees of the board was $711,766. For information regarding meeting attendance, please see the section of this proxy statement captioned Structure and Practices of the Board of Directors under the heading “Meetings of the Board.”

Share Ownership Policy. The Company introduced a share ownership policy for independent directors on October 27, 2004. Under the policy, independent directors are expected, within five years of the later of February 16, 2005 or the director’s appointment, to acquire, either by open market purchase or through the exercise of stock option grants, and hold 5,000 Ordinary Shares. The Company believes that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value. During the October 28, 2009 board meeting, the governance committee agreed to suspend this policy requiring independent board member ownership of 5,000 shares of Company stock pending approval by the shareholders of a non-employee directors equity plan. The board believes that the terms of the proposed non-employee directors plan, which will require each director to hold 50% of the shares granted under such plan until six months following the director’s departure from the board, provide an even stronger alignment between the directors’ and shareholders’ interest than did the previous policy.

Equity Compensation.  Prior to July 1, 2009, upon joining the board, non-employee directors received an initial grant of options to purchase 30,000 Ordinary Shares, if options were then available under an equity incentive plan adopted by the Company. The options vested over four years with one-fifth of the options vesting on the date of grant and the remainder of the options vesting annually thereafter over the following four years of service as a director. The exercise price of the options granted to the non-employee directors is equal to the fair market value of the Ordinary Shares on the date of grant, calculated as the average of the high and low trading prices for the Ordinary Shares on the NYSE on such date. Upon joining the board on April 30, 2009, Ms. Champion received an initial grant of options to purchase 30,000 Ordinary Shares.  These options were granted at an exercise price per share of $14.77, the fair market value of the Ordinary Shares on the date of grant. Her options vest over a four-year period as described above.  The board discontinued this initial grant to new non-employee directors joining the board after July 1, 2009.

The compensation committee also makes annual grants of equity to directors. During fiscal year 2009, the Company granted options to purchase 6,250 Ordinary Shares under the 1999 Option Plan to each non-employee director of the Company (see footnote 2 to the Director Compensation Table above). All options were granted at an exercise price per share of $19.83, the fair market value of the Ordinary Shares on the date of grant, February 25, 2009. The annual grant of 6,250 options was fully vested on the grant date, as is the historical practice with regard to these annual grants. The board established such practice in 2004 based in large part on a Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) study on the Company’s director compensation. The board discontinued this annual grant of options subject to approval and adoption of the 2010 Non-Employee Directors Equity Plan by Company shareholders at the 2010 Annual General Meeting.

Beginning January 1, 2010, subject to the approval of the 2010 Non-Employee Directors Equity Plan by the shareholders, each non-employee board member will be granted restricted shares equivalent to $100,000 based on the fair market value of the Company’s shares on the date of grant. Based on The Delves Group’s study of our board’s equity compensation, our current board equity compensation is below the median for peer companies. The board’s decision to increase the non-employee board member equity compensation to $100,000, which is 11% above the median equity compensation, is based primarily on The Delves Group’s recommendation. Each non-employee board member is required to hold the equivalent of 50% of the number of shares granted until six months after he or she leaves the board. The board believes that this requirement will provide a strong alignment between the directors and shareholders long-term interests. The remaining 50% of restricted shares granted to each non-employee director is exercisable any time after date of grant. For 2010, each non-employee board member will be granted the equivalent of $100,000 restricted shares on the day that the Plan is approved by the shareholders.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that provide the framework for the governance of the Company. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The board reviews these guidelines and other aspects of its governance periodically. The guidelines are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

The Chief Executive Officer of the Company, Mohammad Abu-Ghazaleh, is also the Chairman of the Board. This structure reflects the significant shareholdings in the Company of the Abu-Ghazaleh family, but also serves other purposes. Notably, the Company believes that this leadership structure promotes accountability and clarity in the direction of the Company business strategy. The board’s leadership structure also includes the role of lead independent director, and Mr. Boykin has served in that capacity since April 2008. The lead independent director’s responsibilities include acting as chairman for all meetings of the non-employee and independent directors, convening meetings of the independent directors on the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman and the non-employee and independent directors.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, which it fulfills directly and through its committees, depending on the nature of the risks. Oversight is supported by management reports, reports by the Company’s independent auditors and advisors, as well as visits to the Company’s operations, all of which are intended to provide visibility to the board or the relevant committees about the identification and management of key risks and exposures. These include competitive, operational, financial, legal, compliance, information technology and reputational risks. The board and its committees also have regular executive sessions with the head of internal audit, as well as with the independent accountants and, where appropriate, other advisors, without any other management personnel present. The allocation of risk oversight among the board and its committees is summarized below.

Board / Committee	Primary Areas of Risk Oversight

Board
Strategic, financial and execution risks and exposures associated with the Company’s operations, including matters affecting capital allocation; major litigation exposures; significant regulatory changes that present risks or may otherwise affect the Company’s business operations; senior management succession planning; major acquisitions and divestitures; and other matters that present material reputational risk or risk to the Company’s operations, plans and prospects, taken as a whole.

Audit Committee
Risks and exposures associated with financial reporting, the Company’s public disclosures; internal control over financial reporting; legal compliance; financial policies; and credit and liquidity matters.

Governance Committee	Risks and exposures relating to corporate governance; and director succession.

Compensation Committee	Risks and exposures associated with the Company’s compensation programs and arrangements.

Meetings of the Board

The board had four regularly scheduled meetings during fiscal year 2009. The Company’s non-employee directors meet at regularly scheduled executive sessions, without any members of management present. The Company’s independent directors meet separately, without the participation of directors who do not qualify as independent directors. During fiscal year 2009, the non-employee directors had two meetings.

Each director has full access to the Company’s management.

Directors are expected to attend all meetings of the board and each committee on which they serve. In fiscal year 2009, the board held four meetings and committees of the board held a total of 17 meetings. No director attended less than 75% of the total number of meetings of the board and committees of the board on which he or she served during the period that he or she served. Although the Company does not have a formal policy with respect to director attendance at annual general meetings of shareholders, all directors are expected to attend, and all of the Company’s directors then in office attended the Company’s 2009 Annual General Meeting of Shareholders.

Communication with the Board

Shareholders or other interested parties may contact any individual director by writing to them in care of the Company’s general counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. The Company’s general counsel will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the audit committee. Prior to forwarding any correspondence, the general counsel will review such correspondence and, in his discretion, not forward correspondence deemed to be of a commercial nature. The policy is available on the Company’s Web site at www.freshdelmonte.com by clicking on “Investor Relations” and then “Corporate Governance” tab.

Director Independence

The Company’s corporate governance guidelines provide that the board must have a majority of directors who are independent as required by NYSE listing standards. The listing standards require the board to affirmatively determine that each director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director, and specifically preclude an independence determination in the case of specified relationships. The board considers relationships involving directors and their immediate family members that may implicate any of the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by directors and, as necessary, inquiries of other relevant parties. During fiscal year 2009, there were no such relationships.

The board has determined that the following directors are independent as required by the NYSE listing standards and the Company’s corporate governance guidelines: Salvatore H. Alfiero, Edward L. Boykin, John H. Dalton, Michael J. Berthelot, Dr. Elias K. Hebeka and Madeleine L. Champion.

All members of the audit committee, the compensation committee and the governance committee are independent directors as required by applicable law and NYSE listing standards.

Code of Conduct and Business Ethics Policy

The Company has a code of conduct and business ethics policy that applies to every employee and to its directors. The code is designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of the Company’s business. The code specifically addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process. The code is available on, and the Company will disclose any amendments to, or waivers of, the code relating to its directors or executive officers on, its Web site at www.freshdelmonte.com under the “Investor Relations” tab in accordance with applicable law and NYSE listing standards.

Board Committees

The board has an audit committee, a compensation committee and a governance committee. The board has adopted a written charter for each of these committees. Board committee charters are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under the Company’s corporate governance guidelines, each committee may retain consultants for assistance in carrying out its responsibilities. The following table shows the current directors and the members of each of the board’s committees and the number of committee meetings held during fiscal year 2009:

	Audit	Compensation	Governance
Mohammad Abu-Ghazaleh	—	—	—
Hani El-Naffy	—	—	—
Amir Abu-Ghazaleh	—	—	—
Salvatore Alfiero *	—	X	Chair
Michael J. Berthelot *	X	Chair	—
Edward L. Boykin *	Chair	—	X
Madeleine L. Champion *	—	X	X
John H. Dalton *	X	X	—
Elias K. Hebeka *	X	—	X
Number of meetings	9	4	4

*	Independent director. Mr. Boykin serves as the lead independent director in accordance with NYSE listing standards.
Chair = chairman
    X   = member

The Audit Committee

The audit committee (i) recommends the selection of independent auditors for the Company, (ii) confirms the scope of audits to be performed by such auditors and (iii) reviews audit results and the Company’s accounting and internal control procedures and policies. The audit committee also reviews and recommends approval of the audited financial statements of the Company and the quarterly and annual filings of the Company with the Securities and Exchange Commission (“SEC”). In addition, the audit committee has the authority to monitor and oversee compliance matters relating to the conduct of the Company’s business.

Each member of the audit committee meets the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that Edward L. Boykin and Michael J. Berthelot qualify as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The compensation committee (i) reviews the Company’s general compensation structure and (ii) reviews and recommends the compensation and benefits of directors, the Chief Executive Officer, President and Chief Operating Officer and other executive officers, subject to approval by the board. The compensation committee also acts as the administrator for the Company’s 1997 and 1999 Share Incentive Plans and reviews and recommends approval of all reports in respect of executive and other compensation required to be made by the Company with the SEC.

The compensation committee appointed The Delves Group as its consultant in August 2008. The Delves Group conducted studies and provided recommendations to the committee on matters pertaining to the compensation of the Chief Executive Officer, the President and Chief Operating Officer and other executive officers and the board. Further information about the role of the committee’s consultant in the design and implementation of the Company’s executive compensation programs is provided in the section of this proxy statement captioned Executive Compensation under the heading “Compensation Discussion and Analysis.”

The compensation committee also has the responsibility to review and make recommendations to the board with respect to the compensation of members of the board and its committees (including fees and equity awards). The board approved the revised non-employee board member compensation schedule, which was effective July 1, 2009, changing the cash compensation and equity compensation for non-employee directors. The committee took into consideration The Delves Group’s study of peer group boards of directors’ compensation in recommending the changes to board compensation that became effective July 1, 2009. Further information about recent changes to director compensation is provided in the section of this proxy statement captioned Director Compensation for Fiscal Year 2009.

Each member of the compensation committee meets the independence requirements of the NYSE.

The Governance Committee

The governance committee develops policy on the size and composition of the board, criteria for director nomination, and procedures for the nomination process. The committee identifies and recommends candidates for election to the board. The committee reviews and makes recommendations to the board and/or management with respect to corporate governance issues and management succession plans. Each member of the governance committee meets the independence requirements of the NYSE.

Nomination Process

The governance committee considers shareholder recommendations for director nominees. A shareholder desiring the committee to consider any person for nomination for election to the board must deliver a written submission to the governance committee in care of the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include:

•	the candidate’s name and contact information;

•
a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to, or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act;

•	a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith;

•
any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the Exchange Act; and

•	the written consent of the candidate to serve as a director, if elected.

Such submission should include an undertaking to submit to the corporate secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Any nomination by a shareholder of any person for election to the board of the Company must comply with the foregoing and the requirements of the Company’s Articles of Association (Articles 36(b) and 56), which are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Recommendations for nomination and nominations that are made by shareholders in accordance with these procedures and, if applicable, the Company’s Articles of Association will receive the same consideration as recommendations or nominations initiated by the governance committee.

In its assessment of each person considered for nomination, the governance committee considers the board’s and the Company’s needs at the time and reviews the candidates for nomination as director in light of the entirety of their credentials, including:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to board duties;

•	their potential contribution to the diversity and culture of the board;

•
their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company; and

•	their independence from management under requirements of applicable law and listing standards.

The committee reviews each candidate’s information and assesses each candidate’s credentials based on the criteria described above. Based on its assessment of each candidate, the committee will make recommendations regarding potential director candidates to the board.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE 2009 FISCAL YEAR FINANCIAL STATEMENTS

The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2009 fiscal year financial statements

The financial statements of the Company for the 2009 fiscal year ended January 1, 2010 are being submitted to the shareholders for approval and adoption. The Company’s 2009 fiscal year financial statements appear in the Company’s Annual Report to Shareholders accompanying this proxy statement.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010

The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year ending December 31, 2010 and has directed that management submit the selection of independent registered public accounting firm to shareholders for ratification at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Memorandum and Articles of Association. However, the Company is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP.

Audit and Non-Audit Fees

The following table presents all fees billed or expected to be billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for its 2009 and 2008 fiscal years, and fees billed or expected to be billed for other services rendered to the Company by Ernst & Young LLP:

	Fiscal Year
(U.S. dollars in millions)	2009	2008
Audit fees(1)	$4.0	$4.8
Audit-related fees(2)	0.1	0.4
Tax fees(3)	0.5	0.1
Total	$4.6	$5.3

(1)
Audit fees consist of the fees for the audit of the Company’s annual consolidated financial statements, review of the interim financial statements contained in the quarterly reports and for statutory audits. This category also includes other services, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, acquisition due diligence, agreed upon procedures and other audit-related fees.
(3)	Tax fees consisted of fees for tax compliance and related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm (also referred to as independent auditors). Under the policy, each engagement to provide audit or non-audit services and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Recurring services, such as annual audit and interim review services relating to the Company’s financial statements, are generally approved on an annual basis, typically at the start of each fiscal year. The approvals for that type of service are generally effective for that fiscal year, whereas approvals of other services are generally effective for a period of six months. The committee may delegate authority to one or more of its members to approve any service, subject to a maximum fee limitation of $25,000. Services for which fees are expected to be in excess of $25,000 must be pre-approved by the entire audit committee. All audit and permitted non-audit services provided by Ernst & Young LLP during fiscal year 2009 were pre-approved in accordance with the Company’s policy.

The Company’s Chief Financial Officer is responsible for compliance with the Company’s pre-approval policy and must report any non-compliance to the committee.

Audit Committee Report

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Rule 3526 of the Public Company Accounting and Oversight Board, and considered the compatibility of non-audit services with the independent auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held nine meetings during fiscal year 2009.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2010 for filing with the SEC. The committee and the board have also appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors.

Edward L. Boykin, Chairman
John H. Dalton
Michael J. Berthelot
Dr. Elias K. Hebeka

PROPOSAL 4—APPROVAL AND ADOPTION OF THE 2010 NON-EMPLOYEE DIRECTORS EQUITY PLAN

The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2010 Non-Employee Directors Equity Plan

The 2010 Non-Employee Directors Equity Plan, referred to below as the “Directors Equity Plan,” was adopted by the compensation committee on March 3, 2010, subject to the approval of our shareholders.  This approval is necessary in order for us to meet the shareholder approval requirements of the NYSE.  If our shareholders do not approve the Directors Equity Plan, the plan will not become effective.  The material features of the Directors Equity Plan are summarized below.

Purpose and Function

The purpose of the Directors Equity Plan is to attract and retain highly qualified persons to serve as non-employee directors of the Company, and to promote greater ownership by such non-employee directors in the Company, in order to align the interests of the non-employee directors more closely with the interests of the Company’s shareholders.  In order to achieve this purpose, the Directors Equity Plan provides eligible non-employee directors with annual grants of restricted stock of the Company, which is subject to certain vesting conditions described below.

Eligibility

Any member of the board who is not an employee of the Company or any of its subsidiaries will be eligible to receive annual grants of restricted stock.  As of the date hereof, seven directors are considered to be eligible to participate in the plan.

Awards

Under the Directors Equity Plan, eligible non-employee directors will receive annual grants of restricted stock awards.  The first such grant will be made upon the plan’s effective date, and subsequent awards will be made on January 1st of each calendar year thereafter.  A share of “restricted stock” is one Ordinary Share of the Company that has restrictions on transferability until certain vesting conditions have been met. The number of Ordinary Shares that may be covered by awards granted under the plan will be limited to a total of 150,000.

Each eligible non-employee director will receive an annual grant of the number of shares of restricted stock equal to a dollar value determined in the sole discretion of the board, divided by the fair market value of an Ordinary Share on the grant date. Fair market value is determined by the average of the high and low sale prices of an Ordinary Share on that date, as reported on the NYSE.  If the shares are not reported on the NYSE, the fair market value is determined by the average of the closing bid and ask prices of an Ordinary Share on NASDAQ on that date; if the prices are not reported on either of those systems, a member of the National Association of Securities Dealers, as selected by the board, supplies the fair market value of an Ordinary Share.  In the case that none of the preceding valuations is available, the board determines the fair market value of an Ordinary Share in good faith.  Non-employee directors appointed to the board after the annual grant date for the year of such director’s appointment may receive an immediate grant of restricted stock in the sole discretion of the board.

Vesting Conditions

Fifty percent of each award of restricted stock granted under the Directors Equity Plan will vest on the date on which it was granted.  The remaining 50% of each award will vest upon the six-month anniversary of the date on which the recipient ceases to serve as a member of the board.

The board retains the right in its discretion to accelerate the date on which any award of restricted stock vests.

Transferability

Unvested restricted stock may not be transferred except upon the participant’s death, by will or the laws of descent and distribution.  Once the restricted stock has vested, it is freely transferable.

Shareholder Rights

The restricted stock awarded pursuant to the Directors Equity Plan will be treated as outstanding after it is granted, and the non-employee director recipient may exercise full voting rights with respect to each restricted share during the restricted period.  The participating non-employee directors will also be entitled to receive dividends and distributions paid with respect to the shares.  If any such dividends or distributions are made in the form of Ordinary Shares, those shares will be subject to the same restrictions as the underlying restricted stock.  The board may in its discretion determine that all dividends or distributions made in the form of Ordinary Shares will be held in escrow by the Company until the respective restrictions have lapsed.

Change in Control

Upon a change in control of the Company, the Directors Equity Plan provides that all outstanding unvested restricted stock awards will immediately vest.  A “change in control” is generally defined as (i) the sale of substantially all of the assets of the Company to any group other than the Abu-Ghazaleh family, (ii) the liquidation or dissolution of the Company, (iii) the acquisition of 30% or more of our Ordinary Shares by a single purchaser or group other than the Abu-Ghazaleh family if, after such acquisition, the Abu-Ghazaleh family owns a smaller percentage of voting shares of the Company, and (iv) the incumbent members of the board (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the board.

Plan Administration

The Directors Equity Plan will be administered by the board, and the board will have the authority to grant restricted stock awards to eligible non-employee directors in its discretion. The board may modify outstanding awards, provided that any such modification may not affect any participant’s rights or obligations without that person’s consent.

The board may amend, suspend or terminate the Directors Equity Plan at any time as to any Ordinary Shares in respect of which awards have not been granted.

The foregoing summary is qualified in its entirety by the full text of the 2010 Non-Employee Directors Equity Plan.  The 2010 Non-Employee Directors Equity Plan is attached to this proxy statement.

PROPOSAL 5—APPROVAL AND ADOPTION OF THE FRESH DEL MONTE PRODUCE INC.
PERFORMANCE INCENTIVE PLAN FOR SENIOR EXECUTIVES

The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s Performance Incentive Plan for Senior Executives

The Performance Incentive Plan for Senior Executives, referred to below as the “Short-Term Incentive Plan”, was adopted by the compensation committee on March 3, 2010, subject to approval by our shareholders.

The purpose of seeking this approval is to obtain the benefits of the Performance Exception (as defined under Section 162(m)) from the limits on our tax deductions for cash incentive compensation under Section 162(m).  Section 162(m) limits the deductibility of certain executive compensation paid to the three highest compensated officers (other than the Chief Executive Officer and President and Chief Operating Officer), as determined pursuant to the executive compensation disclosure rules under the Exchange Act. An exemption from this limitation (the Performance Exception) applies to “performance-based” compensation as defined in the regulations under Section 162(m).

The Short-Term Incentive Plan gives the administration committee (as defined below) the ability to pay the awards in cash, stock-based awards (other than options) made under the Company’s 1999 Share Incentive Plan or in any other form prescribed by the administration committee.  The awards are granted subject to performance goals specified in the Short-Term Incentive Plan.

One of the requirements under the Performance Exception is shareholder approval of the performance goals pursuant to which the compensation is paid. The regulations under Section 162(m) require that, in order for qualified performance-based awards other than options and Stock Appreciation Rights to continue to qualify for the Performance Exception, shareholders must approve the material terms of the applicable performance goals every five years. Therefore, we are asking for your approval of the material terms of the performance goals.

Purpose

The purpose of the Short-Term Incentive Plan is to advance the interests of the Company by providing a means to pay performance-based short-term incentive compensation to those employees upon whose judgment and efforts the Company is largely dependent for the successful achievement of its annual business goals.

If approved, the Short-Term Incentive Plan will become the Company’s primary vehicle for annual cash incentive compensation of its executives, other than the Chief Executive Officer and President and Chief Operating Officer, whose annual bonuses are determined by individual arrangements.  For more information on the annual cash incentives for all Named Executive Officers (“NEOs”), please see the section of this proxy statement captioned Compensation Discussion and Analysis under the heading “Annual Cash Incentive Awards” below.

Administration

The Short-Term Incentive Plan will be administered by the compensation committee of the board, or such other committee consisting of two or more “outside directors” (as defined or interpreted for purposes of Section 162(m)) as is appointed by the board (the “administration committee”).  The administration committee has authority to determine, subject to the board of directors approval, the extent to which awards are actually earned pursuant to their terms and the amounts to be paid, either in cash or otherwise, to interpret the Short-Term Incentive Plan and to make all determinations necessary or advisable for the administration of the plan.  The administration committee can delegate any or all of its administrative duties under the Short-Term Incentive Plan to any individual or group of individuals it deems appropriate, to the extent permitted under the Performance Exception.

Eligibility

Awards may be granted to any employee of the Company or its subsidiaries who (i) reports directly to the President and Chief Operating Officer of the Company, (ii) is a Senior Vice President or Executive Vice President, (iii) has responsibility for a major business or function of the Company on a global or regional basis, and (iv) has entered into a non-compete agreement with the Company with a term of at least 12 months following a Termination of Employment (as defined in the plan) with the Company and its subsidiaries.

Maximum Awards

The maximum award that can be made to any one Participant (as defined in the plan) with respect to each Performance Period (as defined below) is an amount equal to the lesser of (i) 50% of the Participant’s base pay and (ii) $1,000,000.

Payment of Awards

Awards may be paid in cash, stock-based awards (other than options) made under the Company’s 1999 Share Incentive Plan or in any other form prescribed by the administration committee, or any combination thereof, subject to the board of directors approval, and may be subject to such additional restrictions as the administration committee imposes.  The awards, to the degree earned, will be paid as soon as possible after the end of the fiscal year for which the awards were earned (the “Performance Period”).  A Participant may not receive payment for an award unless the applicable Performance Goal(s) (as defined in the plan) have been achieved and such results have been certified by the administration committee in accordance with Section 162(m) and the Short-Term Incentive Plan.  The administration committee has the right to decrease, but not increase, the amount payable pursuant to an award, irrespective of the achievement of Performance Goals, in its sole discretion at any time and for any reason prior to the certification of the payment by the administration committee.

Establishment of Awards and Performance Goals

In connection with the grant of each award, the administration committee must, not later than 90 days after the commencement of the Performance Period to which the performance goals relate, (i) determine the Performance Goal(s) applicable to such award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goals, (iii) determine the consequences for the award of the Participant’s demotion or promotion during the Performance Period, (iv) specify the consequences for the award of the occurrence of a change in control during the Performance Period and (v) establish such other terms and conditions for the award as it may deem appropriate.

Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies or of an index covering multiple companies.  The formula established by the administration committee shall be based upon one or more of the following performance goals, individually or in combination, adjusted in such manner as the administration committee shall determine:

•	Before or after tax net income;	•	Budget comparisons;	•	Decrease in turnaround time for servicing
requests or processing information (e.g.,
•	Earnings per share;	•	Total return to shareholders;		number of days closing, numbers of days
accounts payables turnaround time);
•	Book value per share;	•	Market share (percent share the Company has captured in the market);
				•	Identification of cost reductions on a long-term basis;
•	Stock price;
		•	Increase in production volume (percent of increase from year to year);
•	Return on shareholders’ equity;			•	Implementation of new systems, processes,
procedures to accomplish better efficiency,
•	Expense management;	•	Increase in productivity yield per acreage;		reduce current costs and provide better
management information reports;
•	Improvements in capital structure, profitability of an identifiable business	•	Percent of decrease in production costs;
	unit or product (including return on			•	Implementation of improvements in area of
	investment on new business acquisitions	•	Customer satisfaction based on a third-party		accountability and responsibility that has
	or growth and expansion activities for the year);		survey;		great impact on the management of the business; and

		•	Decrease in costs of delivery of service (e.g.,
•	Business growth (percent increase in revenue from year to year);		freight costs, costs of loans, reduction of inventory);	•	The relative performance of the Company against a peer group of companies with respect to any of the measures above.

•	Before or after tax profit margins;

Performance goals may relate to individual performance, Company performance or business unit performance. In establishing Performance Goals, the administration committee may exclude the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, asset impairment and the effect of foreign currency fluctuations and other unusual or nonrecurring items, in each case as those terms are defined under U.S. generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

Non-Transferability

Awards will not be assignable or transferable other than by will or the laws of descent and distribution.

Amendment of the Short-Term Incentive Plan and Awards

The board may amend or modify the Short-Term Incentive Plan or awards and the board or the administration committee may amend outstanding awards, in each case without the approval of the shareholders of the Company provided that the amendment to the plan (a) is not material and (b) does not materially decrease the value of any previously granted award without the consent of the Participant, in each case, unless required by law.  The Company’s shareholders must approve any material amendment to the Short-Term Incentive Plan.  In no event may any award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Performance Exception.

Termination of the Short-Term Incentive Plan

The Short-Term Incentive Plan will terminate immediately before the first meeting of the Company’s shareholders that occurs during the calendar year 2015 or at such earlier time as the board may determine.  Termination will not affect any award then outstanding under the Short-Term Incentive Plan.

Section 409A of the Code

The Short-Term Incentive Plan is intended to comply with Section 409A.

Return of or Reduction in the Award

If following the end of the Performance Period, the administration committee and the board determine that an award was, in whole or in part, based on incorrect data (including financial results that, pursuant to applicable laws, rules, regulations or applicable accounting principles, are required to be restated), then the Participant must return to the Company the overpayment amount.

Performance Exception

Shareholder approval of the material terms of the awards under the Short-Term Incentive Plan is required for the awards to satisfy the requirements of the Performance Exception from the limitation on deductibility of certain executive compensation under Section 162(m).  Approval of the Short-Term Incentive Plan at the Annual General Meeting will satisfy this shareholder approval requirement.

The foregoing summary is qualified in its entirety by the full text of the Short-Term Incentive Plan.  The Short-Term Incentive Plan is attached to this proxy statement.

PROPOSAL 6—APPROVAL OF THE FRESH DEL MONTE PRODUCE INC. LONG-TERM INCENTIVE PLAN

The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s Long-Term Incentive Plans

The Long-Term Incentive Plan, referred to below as the “LTIP”, was adopted by the board on February 27, 2008 and was effective as of January 1, 2008.  The purpose for seeking this approval is to obtain the benefits of the Performance Exception from the limits on the Company’s tax deductions for cash incentive compensation imposed by Section 162(m), as more fully described on page C-1.

Purpose

The purpose of the LTIP is to allow the Company to attract, motivate and retain highly qualified employees, to encourage each employee’s best possible performance, and to establish performance measures that support the Company’s long-term business strategies.

Eligibility

Executives and other key employees designated by the compensation committee are eligible to participate in the LTIP.  Each Participant (as defined in the LTIP) must execute a Participation Agreement (as defined in the LTIP) in order to receive an award under the plan.

Awards

The LTIP allows for the compensation committee to make awards to participants, subject to the board of directors approval, at the beginning of each fiscal year, which set out the participant’s performance goals and performance measures for the following three years (the “Award Period”).  The final determination and payment of that award will occur at the end of the third year following the grant of such award and after such payment is approved by the compensation committee.

Payment of the LTIP awards is conditioned on the attainment of performance goals set with respect to certain prescribed performance measures as enumerated in the award (the “Performance Measures”).  Performance Measures may include:

•	Total shareholder return, including stock price appreciation, dividends or dividend yield;

•	Return on assets, equity, invested capital, cash flow, investment or sales;

•	Sales, including gross margin;

•	Pre-tax and after-tax profit levels, including earnings per share, EBITDA or other measures;

•	Cash flow and cash flow return on investment;

•	Economic profit and/or cost of capital;

•	Turnover of assets, capital or inventory;

•	Levels of operating expense or other expenses;

•	Measure of customer satisfaction and customer service;

•	Market share, including by product line or geographical market or submarket.

The Performance Measures may be different for each Participant and among different awards to the same Participant.  Each award also sets out a performance goal with respect to each Performance Measure, which includes a minimum goal a target goal and a maximum goal (the “Performance Goals”).  LTIP awards may range from 50% to 150% of the target award depending upon the actual achievement level as measured against certain predetermined objectives.  An award payable to any individual Participant with respect to any particular Award Period cannot exceed $6,000,000.  Some further limitations on payments may apply depending on the Performance Goal selected by the compensation committee.

The committee may include or exclude certain specified events in its establishment of the Performance Measures and Performance Goals, such as losses or expenses that are determined to be extraordinary or unusual in nature or infrequent in occurrence.

LTIP awards are paid in cash in the form of a single lump sum, generally on March 15th following the end of the three-year award period.

Return or Reduction in the Award

If, following the end of the Award Period, the compensation committee and the board find that the award was, in whole or in part, based on incorrect data, then the Participant must return the overpayment amount to the Company.

Involuntary Separation from Service, Death or Disability

If, before the end of an Award Period, the Participant’s employment is terminated without Cause (as defined below) or if the participant dies or becomes disabled (as defined under the regulations issued pursuant to Section 409A of the Code) during that period, the Participant will receive a pro-rated award based on his or her performance during the period prior to his or her separation from service.  The pro-rated award will be paid after the Award Period at the same time awards are normally paid.

Voluntary Separation from Service or Termination for Cause

If the Participant is terminated for Cause or if the Participant resigns his or her employment during the Award Period, the participant has no right to an unpaid LTIP award.  “Cause” includes (i) an indictment for the commission of a felony or a crime involving moral turpitude or the commission of an act involving dishonesty, disloyalty or fraud, (ii) conduct that is likely to bring the Company into public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the Company, (iv) gross negligence or willful misconduct or (v) habitual insobriety, use of illicit drugs or other controlled substances.

Separation from Service Close in Time to a Change in Control

If the Participant’s employment is terminated without Cause or upon resignation within six months following a change in control (as defined under the regulations issued pursuant to Section 409A of the Code) of the Company, and the termination occurs during an Award Period, all Performance Measures and Performance Goals are deemed to have been met during the period and the Participant will receive payment of the award on his or her separation from service.

Section 409A of the Code

If the Participant is a “specified employee” for purposes of Section 409A, payments due upon separation from service will be delayed six months in order to comply with the requirements of Section 409A.

Amendment and Termination

The board has the right to amend the plan from time to time, to discontinue the LTIP awards temporarily or permanently or to repeal the plan entirely, provided that no such amendment annuls an LTIP award with respect to an Award Period that is in effect at the time of the amendment.  If the plan is terminated before the last day of an Award Period, the LTIP awards payable for that period will be prorated based on the number of weeks in the period which have elapsed as of the time of termination and will be paid at the end of the original Award Period.

Administration

The LTIP is administered by the compensation committee, which determines the parameters necessary to grant the LTIP awards.  The committee and the board may designate officers or employees of the Company to assist in the administration of the plan.

The foregoing summary is qualified in its entirety by the full text of the Long-Term Incentive Plan.  The Long-Term Incentive Plan is attached to this proxy statement.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

The following table sets forth information as of March 1, 2010 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company, (c) each current and former executive officer included in the Summary Compensation Table below and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 63,600,150 Ordinary Shares outstanding on March 1, 2010. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose.

Name of Beneficial Owner	No. of Ordinary Shares	Percent of Ordinary Shares (%)

Mohammad Abu-Ghazaleh (1)(2)	22,085,957	34.7
Amir Abu-Ghazaleh (1)(3)	22,085,957	34.7
Maher Abu-Ghazaleh (1)(3)	22,085,957	34.7
Oussama Abu-Ghazaleh (1)(2)	22,085,957	34.7
Sumaya Abu-Ghazaleh (1)(3)	22,085,957	34.7
Hanan Abu-Ghazaleh (1)(3)	22,085,957	34.7
Wafa Abu-Ghazaleh (1)(3)	22,085,957	34.7
Nariman Abu-Ghazaleh (1)(3)	22,085,957	34.7
Fatima Abu-Ghazaleh (1)(3)	22,085,957	34.7
Maha Abu-Ghazaleh (1)(3)	22,085,957	34.7
Hani El-Naffy (4)	320,000	0.0050
Salvatore H. Alfiero (4)	45,680	0.0007
Michael J. Berthelot (4)	25,000	0.0004
Dr. Elias K. Hebeka (4)	25,100	0.0004
John H. Dalton (4)	54,780	0.0009
Edward L. Boykin (4)	31,850	0.0005
Madeleine L. Champion (4)	6,500	0.0001
Richard Contreras (4)	40,000	0.0006
José Antonio Yock (4)	62,000	0.0010
Paul Rice (4)	46,000	0.0007
All directors and executive officers as a group (17 persons)(1)(4)	22,977,867	36.1
FMR LLC (5)	8,640,376	13.59
Letko, Brosseau & Associates Inc. (6)	3,583,545	5.63

(1)
Includes Ordinary Shares, including Ordinary Shares underlying stock options that are currently exercisable, or become exercisable within 60 days, directly owned as follows: 7,550,000 Ordinary Shares, of which 3,744,950 Ordinary Shares, 2,605,050 Ordinary Shares and 1,200,000 Ordinary Shares have been pledged to banks as security for loans to Amir Abu-Ghazaleh, Maher Abu-Ghazaleh and Mohammad Abu-Ghazaleh, respectively; Mohammad Abu-Ghazaleh—5,793,455 Ordinary Shares, consisting of 5,310,455 Ordinary Shares and 483,000 options; Amir Abu-Ghazaleh—3,993,596 Ordinary Shares, consisting of 3,974,846 Ordinary Shares and 18,750 options; Maher Abu-Ghazaleh—3,529,400 Ordinary Shares, consisting of 3,510,650 Ordinary Shares and 18,750 options; Oussama Abu-Ghazaleh—3,897,882 Ordinary Shares; Sumaya Abu-Ghazaleh—3,771,666 Ordinary Shares; Hanan Abu-Ghazaleh—253,956 Ordinary Shares; Wafa Abu-Ghazaleh—221,956 Ordinary Shares; Nariman Abu-Ghazaleh—218,956 Ordinary Shares; Fatima Abu-Ghazaleh—217,956 Ordinary Shares; and Maha Abu-Ghazaleh—187,134 Ordinary Shares. Pursuant to a Voting Agreement, dated February 20, 2009 and amended on January 19, 2010 (the “Voting Agreement”), among the foregoing individuals, Mohammad Abu-Ghazaleh has the power to vote or consent (or cause to be voted or consented through proxy or otherwise) all of the Ordinary Shares directly or beneficially owned by such individuals. Due to the shared voting power with respect to Ordinary Shares subject to the Voting Agreement, each of the foregoing individuals may be deemed to beneficially own such Ordinary Shares. Each of the foregoing individuals has sole dispositive power with respect to Ordinary Shares owned directly by such individual, and none of such individuals shares dispositive power with respect to Ordinary Shares directly owned.

(2)	The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.
(3)
The business address of Amir Abu-Ghazaleh, Maher Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Nariman Abu-Ghazaleh, Fatima Abu-Ghazaleh and Maha Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(4)
Includes Ordinary Shares and Ordinary Shares underlying stock options that are currently exercisable, or become exercisable within 60 days, as follows: Hani El-Naffy—320,000 options; Salvatore H. Alfiero—45,680 Ordinary Shares, consisting of 26,930 Ordinary Shares and 18,750 options; Michael J. Berthelot—25,000 Ordinary Shares, consisting of 500 Ordinary Shares and 24,500 options; Dr. Elias K. Hebeka—25,100 Ordinary Shares, consisting of 600 Ordinary Shares and 24,500 options; John H. Dalton—54,780 Ordinary Shares, consisting of 23,530 Ordinary Shares and 31,250 options; Edward L. Boykin—31,850 Ordinary Shares, consisting of 600 Ordinary Shares and 31,250 options; Madeleine L. Champion—6,500 Ordinary Shares, consisting of 500 Ordinary Shares and 6,000 options; Richard Contreras—40,000 options; José Antonio Yock—62,000 options; Paul Rice—46,000 options; and other executive officers—235,000 Ordinary Shares and options.

(5)
Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) as of December 31, 2009 according to a statement on Schedule 13G/A filed with the SEC, which indicates that Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors, LLC (“PGALLC”) are the beneficial owners of 7,940,376 Ordinary Shares and 700,000 Ordinary Shares, respectively, in their capacity as investment advisers. Each of Fidelity and PGALLC is wholly owned, directly or indirectly, by FMR. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)
Reflects Ordinary Shares beneficially owned by Letko, Brosseau & Associates Inc. (“Letko”) as of December 31, 2009 according to a statement on Schedule 13G filed with the SEC, which indicates that Letko is the beneficial owner of 3,583,545 Ordinary Shares in its capacity as investment adviser.  The business address of Letko is 1800 McGill College Avenue, Suite 2510, Montreal, Quebec H3A 3J6 Canada.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules thereunder require the Company’s directors and executive officers to file reports of their ownership and changes in ownership of Ordinary Shares with the SEC. Company personnel generally prepare these reports on the basis of information obtained from each director and executive officer. Based on such information, we believe that all reports that were required by Section 16(a) of the Exchange Act to be filed by directors and executive officers of the Company during the fiscal year ended January 1, 2010, were filed on time, except for the following late filings that were attributable to administrative error on our part:

one report relating to a grant of stock options made on July 31, 2009 to Mr. Zakharia;

one report by Mr. Zakharia relating to the initial statement of ownership of Ordinary Shares;

one report by Mr. Jordan relating to the sale of Ordinary Shares on August 25, 2009; and

one report by Mr. Rice relating to the exercise of stock options and the sale of Ordinary Shares on August 21, 2009.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves board members, Company executive officers, beneficial owners of more than 5% of the Ordinary Shares, their immediate family members, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. We refer to these as related person transactions and to the persons or entities involved as related persons.

The board has adopted a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its code of conduct and business ethics policy, which requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. The Company’s directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the board’s policy, the audit committee evaluates related person transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the audit committee or the board, as applicable.

The audit committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

the benefits of the transaction to the Company;

the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

the direct or indirect nature of the related person’s interest in the transaction;

the size and expected term of the transaction; and

other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving directors are also subject to board approval or ratification when so required under applicable law and subject to disclosure pursuant to the Company’s Articles of Association.

RELATED PERSON TRANSACTIONS

At January 1, 2010, the close of our most recent fiscal year, the Company was 33.9% owned by members of the Abu-Ghazaleh family, including Mohammad Abu-Ghazaleh, our Chairman and Chief Executive Officer, Amir Abu-Ghazaleh, a director of the Company and Maher Abu-Ghazaleh, a director of the Company until his resignation on April 30, 2009. Mr. Mohammad Abu-Ghazaleh, Mr. Amir Abu-Ghazaleh and Mr. Maher Abu-Ghazaleh are brothers. On February 20, 2009, each of these Abu-Ghazaleh family members entered into a repurchase agreement with IAT Group Inc. (“IAT”), the Abu-Ghazaleh family’s former holding company for their interests in the Company, pursuant to which IAT repurchased a substantial majority of its ordinary shares held by the family in exchange for a pro-rata distribution of a portion of its assets, which consist entirely of Ordinary Shares.  In connection with the repurchase, the Abu-Ghazaleh family members entered into the Voting Agreement, pursuant to which (among other things) they granted Mohammad Abu-Ghazaleh an irrevocable proxy to vote all of the Ordinary Shares beneficially owned by them until February 19, 2011 and agreed to grant additional such proxies on an annual basis until the termination of the Voting Agreement.

The following table sets forth information pertaining to the repurchase, including the market value of the Ordinary Shares received by each of the Abu-Ghazaleh family members, determined based on the closing price for the Ordinary Shares on the NYSE on February 20, 2009, the date of the repurchase transaction.

Abu-Ghazaleh Investor	IAT Shares Repurchased	Ordinary Shares Distributed	Market Value of Ordinary Shares on Repurchase Date *
Sumaya Abu-Ghazaleh	125.002	3,771,666	$77,206,003.02
Mohammad Abu-Ghazaleh	200.922	2,915,550	$59,681,308.50
Oussama Abu-Ghazaleh	201.922	3,150,550	$64,491,758.50
Maher Abu-Ghazaleh	59.943	905,600	$18,537,632.00
Amir Abu-Ghazaleh	60.738	905,600	$18,537,632.00
Hanan Abu-Ghazaleh	13.462	253,956	$5,198,479.32
Fatima Abu-Ghazaleh	13.462	217,956	$4,461,559.32
Nariman Abu-Ghazaleh	13.462	218,956	$4,482,029.32
Wafa Abu-Ghazaleh	13.462	221,956	$4,543,439.32
Maha Abu-Ghazaleh	13.462	187,134	$3,830,632.98

*	Source: Bloomberg.

On June 12, 2009, each of Maher Abu-Ghazaleh and Amir Abu-Ghazaleh entered into a Repurchase Agreement with IAT (each, an “Additional IAT Repurchase Agreement”), which is substantially identical to the IAT Repurchase Agreements of February 20, 2009.  Pursuant to the Additional IAT Repurchase Agreements, IAT repurchased all of the remaining issued and outstanding ordinary shares of IAT (other than one such IAT ordinary share to be held by Mohammad Abu-Ghazaleh pending the liquidation of IAT) in exchange for payment of 4,250,000 Ordinary Shares owned by it to Maher Abu-Ghazaleh and Amir Abu-Ghazaleh (the “Additional IAT Repurchase Transaction”).  No cash funds were paid for the Additional IAT Repurchase Transaction.   The Ordinary Shares distributed under the Additional IAT Repurchase Agreement are subject to the terms and conditions of the Voting Agreement.

The following table indicates the amount of IAT’s ordinary shares repurchased from and the amount of Ordinary Shares distributed to each of Maher Abu-Ghazaleh and Amir Abu-Ghazaleh in connection with the Additional IAT Repurchase Agreements, determined based on the closing price for the Ordinary Shares on the NYSE on June 12, 2009, the date of the repurchase transaction.

Abu-Ghazaleh Investor	IAT Shares Repurchased	Ordinary Shares Distributed	Market Value of Ordinary Shares on Repurchase Date *
Maher Abu-Ghazaleh	141.979	2,105,050	$17.50
Amir Abu-Ghazaleh	141.184	2,144,950	$17.50

*	Source: Bloomberg.

As a result of the Additional IAT Repurchase Transaction, IAT no longer owns, directly or indirectly, any Ordinary Shares or any other equity securities of the Company.

In April 2009, the board adopted the Company’s Aircraft Travel Policy to clarify and document the procedures and safety requirements with respect to the authorization to use private or charter aircraft in which the Chairman and Chief Executive Officer has an interest for business travel by the Chairman and Chief Executive Officer and such other persons as he may designate, in any case in which payment of or reimbursement for the cost thereof is sought from the Company. In fiscal year 2009, we incurred approximately $1.5 million of air charter expenses with respect to an aircraft that is indirectly owned by our Chairman and Chief Executive Officer. The rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft.

Jimenez Tenazas is the Company’s Senior Vice President of Asia-Pacific and an executive officer. His wife, Marissa Tenazas, is the Company’s Vice President of Human Resources and received a base salary of $305,461 during fiscal year 2009, and receives other benefits generally available to all of our employees based in the United States. She also has stock options with respect to 120,000 Ordinary Shares, of which 56,000 were vested as of March 1, 2010.

EXECUTIVE OFFICERS

Mohammad Abu-Ghazaleh—68, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company’s Chairman and Chief Executive Officer since December 1996. He also serves as the Chairman and Chief Executive Officer of IAT and Chairman of the Royal Jordanian Air Academy. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh also serves on the board of directors of Jordan Kuwait Bank, International General Insurance Co. Ltd., Bank Misr Liban and United Cable Company, Inc. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.

Hani El-Naffy—59, President, Director and Chief Operating Officer. Mr. El-Naffy has served as the Company’s President, Director and Chief Operating Officer since December 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until December 1996.

Richard Contreras—51, Senior Vice President and Chief Financial Officer. Mr. Contreras has served as our Senior Vice President and Chief Financial Officer since May 2008. Prior to that time, he served as Senior Vice President, Finance. From 2005 to 2007, he was Vice President, North America Finance and Administration. Mr. Contreras was Vice President, Budgeting and Forecasting from 2003 to 2005. He also served as Controller, North America from 1999 to 2003.

Bruce A. Jordan—56, Senior Vice President, General Counsel and Secretary. Mr. Jordan joined us in 1990 as our Assistant General Counsel. In 1994, he was appointed Vice President, General Counsel and Secretary, a position he held until April 1997 when he left us to pursue other interests. In September 2002, Mr. Jordan re-joined us as Vice President, General Counsel and Secretary. He was appointed Senior Vice President, General Counsel and Secretary in December 2006.

Jean-Pierre Bartoli—59, Senior Vice President, Europe and Africa. Mr. Bartoli assumed his current responsibilities in December 2008 when our Middle East and North African operations were realigned as a separate region. From April 1997 to December 2008, Mr. Bartoli served as our Senior Vice President, Europe, Africa and Middle East. He also served as our Financial Controller for the European and African region from 1990 to 1997. Mr. Bartoli held various financial positions in our European operations from 1983 to 1990.

Emanuel Lazopoulos—53, Senior Vice President, North America Sales, Marketing and Product Management. Mr. Lazopoulos has served as our Senior Vice President, North America Sales, Marketing and Product Management since June 2005. Prior to that time, he served as our Vice President, Fresh-Cut Operations in North America from 2003 to 2005. Mr. Lazopoulos’s  career in the fresh foods industry includes  experience as Managing Director of NewStar Fresh Foods, as Vice President of DNA Plant Technology and as Vice President of Dole Fresh Vegetables.

Paul Rice—50, Senior Vice President, North America Operations. Mr. Rice has served as our Senior Vice President, North America Operations since June 2005. Prior to that time, he served as Vice President, Distribution Center/Repack & Fresh-Cut Operations from 2001 to 2005. Prior to that, he held various senior management positions within Fresh Del Monte from 1988 to 2001. Prior to joining the Company, Mr. Rice held various sales and procurement positions for Dole Food Company & Topco.

Jimenez Tenazas—55, Senior Vice President, Asia-Pacific. Mr. Tenazas was appointed as our Senior Vice President, Asia-Pacific in May 2007. Prior to this appointment, he served as Vice President, Asia-Pacific from 2006 through May 2007. From 1998 through May 2006, Mr. Tenazas served as Vice President, Deciduous & Citrus Operations in our North America Region. Before joining the Company, Mr. Tenazas served as the Chief Financial Officer for IAT from 1996 to 1998 and Chief Financial Officer for Suma Fruit International from 1989 to 1996.

José Antonio Yock—58, Senior Vice President, Central America. Mr. Yock has served as our Senior Vice President, Central America since July 1994. Prior to that time, he was our Vice President-Finance for the Latin American region from 1992 to July 1994. Mr. Yock joined us in 1982 and has served in various financial management positions.

José Luis Bendicho—51, Vice President, South America. Mr. Bendicho has served as our Vice President, South America since March 2000. From September 1998 until March 2000, he served as our Regional Finance Director in our South American Region. From 1997 through 1998, Mr. Bendicho served as our Manager of the Administration and Finance for our Chilean deciduous operations. Prior to 1997, Mr. Bendicho was Administration and Finance Manager for United Trading Company.

Youssef Zakharia—48, Vice President, Middle East and North Africa. Mr. Zakharia has served as our Vice President, Middle East and North Africa since 2006. Prior to that time, he served as our Vice President, Human Resources for Europe, Africa and Middle East region from 2005 to 2006. From 2000 to 2005, Mr. Zakharia was the Director of Operations for the Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales Europe, Africa and Middle East for A.W. Chesterton from 1996 to 2000, and as Director of Operations for Nevada Power Company from 1990 to 1996.

EXECUTIVE COMPENSATION

Compensation Committee

The compensation committee is comprised of four directors: Michael J. Berthelot (Chairman), Salvatore H. Alfiero, Madeleine Champion and John H. Dalton. None of the compensation committee members has a business relationship with the Company or its subsidiaries. Each member of the compensation committee is an “outside director” as defined in Section 162(m), a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and “independent,” as that term is defined by NYSE Rule 303A.02.

The compensation committee acts on behalf of the board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs, including:

establishment of key executives’ performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

review and approval of compensation and other terms of employment or service, including severance and change-in-control arrangements for the Company’s Chief Executive Officer and the other executive officers;

advising the board regarding changes to board or committee compensation programs and perquisites; and

administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs.

The compensation committee oversees the compensation of all executive officers. The compensation committee participated in the preparation of the disclosure appearing under the heading “Compensation Discussion and Analysis” below and the related report of the compensation committee. The compensation committee has adopted a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the compensation committee and the board and is available to shareholders on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets at least once quarterly and with greater frequency if necessary. The compensation committee may also take action by written consent. During fiscal year 2009, the compensation committee held four meetings. The agenda for each meeting is usually developed by the chairman of the compensation committee in consultation with the Company’s Vice President of Human Resources and the Company’s Senior Vice President, General Counsel and Secretary. The compensation committee meets regularly in executive session and invites independent directors who do not serve on the compensation committee to attend these sessions, as well as its regular meetings, though directors who are not on the committee are not compensated for their attendance. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No executive officer may participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee has engaged The Delves Group as its independent executive compensation consultant since August 13, 2008. Over the course of their engagement, The Delves Group has assisted the Company in:

reviewing the Company’s current compensation program compared to its peer group and other relevant compensation surveys to ensure market competitiveness;

evaluating the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the compensation committee has directed The Delves Group to develop a comparative peer group of companies similar in size and complexity to the Company and conduct a review of competitive market data (including base salary, annual incentive targets and long-term incentive targets) for the Chief Executive Officer and other executive officers. The Delves Group then analyzed the competitive performance of the Company relative to the peer group. The Delves Group has also previously conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. In addition, The Delves Group reviews and comments on broader aspects of the Company’s executive compensation programs, including program philosophy, design and implementation, as requested by the committee. The Delves Group attends all committee meetings at the request of the committee and presents relevant data and analyses to the committee for its consideration. The Delves Group does not have any relationship or arrangement with the Company other than their engagement as consultant to the compensation committee.

The compensation committee currently makes most significant adjustments to annual compensation, determines bonus awards for executive officers of the Company, and establishes new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards for the Chief Executive Officer and members of the board have historically been determined at a meeting held in the first quarter of the year, while equity awards for other NEOs and employees are determined at a meeting held in the third quarter of the year. The compensation committee considers matters related to individual compensation, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: (1) the determination of compensation levels of current executive officers and (2) the establishment of their performance objectives for the short- and long-term. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable in various hypothetical scenarios, Company share performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of The Delves Group, including analyses of executive and director compensation paid at other peer companies identified by the consultant. The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2009 are described in greater detail below.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, none of the persons who served on the compensation committee is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the board.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” below. Based on this review and discussion, the compensation committee has recommended to the board that the disclosure appearing under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2010.

Michael J. Berthelot, Chairman
Salvatore H. Alfiero
Madeleine L. Champion
 John H. Dalton

Compensation Discussion and Analysis

Executive Compensation Philosophy

Compensation for Fresh Del Monte’s NEOs (as identified in the Summary Compensation Table below) is intended to be largely performance-based in order to align the NEOs’ interests with those of the shareholders. In establishing the Company’s compensation program for the NEOs, the compensation committee has four principal objectives:

ensuring that the Company is able to attract and retain executives through the use of industry-competitive base salary compensation;

providing a total compensation package that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

incentivizing NEOs to make prudent business decisions and maximize shareholder value by providing a significant portion of total compensation opportunities in the form of stock options; and

establishing and maintaining internal pay equity among employees.

In order to address these priorities, the compensation committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The compensation committee has retained a compensation consultant, The Delves Group, to assist in its analysis of key elements of compensation programs. The Company does not maintain any other relationship with The Delves Group other than The Delves Group’s role as a consultant to the compensation committee.

The compensation committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders. The compensation committee evaluates the balance between equity and cash compensation among NEOs annually.

Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following five components:

a competitive, market-driven base salary;

an annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

a long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals;

equity awards, consisting of stock options that vest over time; and

post-termination benefits that are triggered in limited circumstances.

Determination of Compensation Program

The compensation committee has been delegated the authority to create a compensation program for the NEOs. In structuring the program, the compensation committee has relied on written reports provided by The Delves Group with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. The Delves Group has also provided advice to the compensation committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon The Delves Group’s recommendations, the Company’s cash and equity-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to shareholders.

The compensation committee determines the compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The compensation committee solicits the Chief Executive Officer’s recommendation regarding the President and Chief Operating Officer’s compensation. Additionally, the President and Chief Operating Officer provides recommendations annually to the compensation committee regarding the compensation of all NEOs, excluding himself and the Chief Executive Officer. The President and Chief Operating Officer’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed.

The following chart illustrates the decision making process in determining the compensation of the Chief Executive Officer, the President and Chief Operating Officer and the other NEOs.

Compensation Benchmarking and Peer Group

An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the compensation committee directed The Delves Group to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The comparative information provided by The Delves Group was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from The Delves Group conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. The Delves Group ultimately developed recommendations and metrics that were presented to the compensation committee for its consideration.

In October 2009, The Delves Group updated its executive compensation analysis report to the compensation committee.  The Delves Group utilized nationally recognized compensation surveys and analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise. The peer group identified in the 2009 Delves Group report consisted of the following companies:

Fortune Brands Inc.	Campbell Soup Company	Dole Food Company Inc.	Hormel Foods Corporation

Molson Coors Brewing Company	McCormick & Company, Inc.	The Hershey Company	Chiquita Brands International Inc.

Corn Products International Inc.	Del Monte Foods Company	Brown Forman Corporation

Based on the data presented to the compensation committee by The Delves Group and the analysis described above, the compensation committee has targeted base salary, annual cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of market consensus based on nationally recognized compensation surveys and peer group comparison.  The Company also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the market consensus. In determining the level of compensation provided to its NEOs, the compensation committee not only considers the Company’s independent performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the compensation committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The compensation committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance.

While the compensation committee targets cash compensation and equity awards in the 50th percentile of the peer group, the compensation committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the compensation committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

The Company provides Messrs. Abu-Ghazaleh and El-Naffy with greater compensation and benefits (including post-employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company’s Chairman and Chief Executive Officer and Mr. El-Naffy as its President and Chief Operating Officer. Mr. Abu-Ghazaleh’s compensation also differs as a direct result of the compensation committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the peer group. The compensation committee believes that Mr. Abu-Ghazaleh’s and Mr. El-Naffy’s competitive compensation packages are important to motivate and retain them as the highly valued top two executives of the Company.

The comparisons and percentile rankings in this section are based on the most current data available to the Company, generally calculated based on an analysis performed by The Delves Group.

Base Salary

The base salary component of the Company’s compensation program is designed to provide its NEOs with total base salary that is close to the median or 50th percentile among peer group companies. In establishing this target percentile, the compensation committee has relied on peer group data included in The Delves Group’s written reports. The Company pays base salaries at the levels established by the compensation committee to satisfy the “competitive base salary” compensation priority within the Company’s compensation philosophy.

The compensation committee determined that our Chief Executive Officer, Mr. Abu-Ghazaleh, would receive no salary increase in fiscal year 2009. Although his base salary of $1,200,000 has remained unchanged since 2003, the Chief Executive Officer’s base salary is currently 25% above the market median, and the compensation committee accordingly does not believe that an increase is warranted.

Our President and Chief Operating Officer’s employment agreement with the Company was established in 1997 and provided for a minimum base salary of $800,000. Effective May 1, 2005, his base salary was adjusted to $1,000,000, which is 78% above the market median and the compensation committee accordingly does not believe that an increase is warranted.

The Company’s other NEOs do not have employment agreements. Each year, base salary increases for the NEOs are determined based upon the continuing review of market median compensation and a subjective evaluation of the performance of the NEOs as assessed by the compensation committee, the President and Chief Operating Officer and the Chief Executive Officer, as well the NEO’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs. For fiscal year 2009, our NEOs’ base salaries were in the following percentages of the market median base salary paid to executives in the same (or the most similar) position: Richard Contreras, Senior Vice President and Chief Financial Officer, 23% below market median; Paul Rice, Senior Vice President, North America, Operations, 13% above market median; José Antonio Yock, Senior Vice President, Central America, 46% above market median.

The compensation committee, with the advice and recommendation of the President and Chief Operating Officer, determines salary increases for all NEOs in the first quarter of each year.  During 2009, base salary increases effective January 1, 2009 were awarded to the NEOs as follows: Mr. Contreras’ base salary was increased from $300,000 to $370,000; Mr. Yock’s base salary was increased from $368,778 to $378,778; Mr. Rice’s base salary was increased from $350,000 to $360,000.   Mr. Contreras received a significantly larger increase in base salary than did any other NEO because he had completed his first full year in the position of Chief Financial Officer during 2009 and the compensation committee had determined that it was appropriate to move his salary towards the median over a period of time.

Annual Cash Incentive Awards

Annual cash bonuses for NEOs are determined under the terms of the Company’s annual incentive plans or in accordance with such officer’s respective employment contract as illustrated in the chart below. The Company’s annual cash bonus and incentive award plans are designed to reward the NEO for his contribution to the Company’s achievement of its financial goals and to reflect, at least in part, the executive’s overall job performance. The compensation committee reviews the status and forecasted amounts of the annual incentive bonus plans for the Chief Executive Officer and the NEOs on a quarterly basis.

The Chief Executive Officer

The fiscal year 2009 incentive award for the Company’s Chief Executive Officer was made under the Fresh Del Monte 2003 Performance Incentive Plan for the Chief Executive Officer (the “CEO PIP”). Our Chief Executive Officer’s annual incentive award is not guaranteed and is not paid if the Company fails to achieve its financial performance targets, which are based on total revenues, EPS, and return on equity. Under the CEO PIP, the Chief Executive Officer’s bonus may range from 50% to 150% of his annual base salary based upon 80% to 120% goal achievement levels using straight-line interpolation between goals and payout. Eighty percent achievement of goals establishes a floor under which no bonus is granted.

In the first quarter of 2009, the compensation committee established fiscal year 2009 financial performance goals for the CEO PIP. As indicated above, targets were established for total revenues, EPS and return on equity, in each case the targets were derived from the Company’s fiscal year 2009 operating plan financial objectives. The CEO PIP weighs each of the three criteria equally in determining overall achievement. The basis for this payment is shown in table below:

Performance Results	Pay-out
Target is achieved at 80%	Award is equivalent to 50% of base salary
Target is achieved at 100%	Award is equivalent to 100% of base salary
Target is achieved at 120%	Award is equivalent to 150% of base salary

If the performance falls between 80% and 100% of target or between 100% and 120% of target, the bonus amount is determined using straight-line interpolation. For fiscal year 2009, the Company had total revenue of $3.496 billion, EPS of $2.26, and return on equity of 9%, representing individual criteria achievements of approximately 92%, 83% and 83%, respectively, compared to the pre-established objectives. Under the terms of the CEO PIP, the committee is permitted to consider non-recurring items in calculating the achievement of each of the relevant factors.  In determining the achievement factor for the CEO’s performance in 2009, the committee determined that there were significant non-recurring events.  These non-recurring items, such as the write-off of property, plant and equipment in Brazil taken as a result of a strategic decision to close that operation, the recovery of insurance proceeds related to flooding in Brazil, and the write-off of a non-compete agreement due to the death of a third party, resulted in adjusted EPS of $2.68, a 98% achievement against that performance criteria, and an achievement of the return on equity target ranging from 118% to 147%.  During 2009, the company achieved a performance rating against its free cash flow generation target of 256%, its debt reduction target by 253%, and reduced its capital spending budget 30%, significantly increasing the company’s return on equity and resulting in the highest cash flow generation since 2003. As a result, an overall achievement value of 107% was awarded under the CEO PIP in accordance with the predetermined bonus metrics for fiscal year 2009 financial performance.

In 2009, our Chief Executive Officer received annual cash incentive compensation that is 7% below the median annual cash incentive compensation given to other chief executive officers in our peer group.

The President and Chief Operating Officer

The fiscal year 2009 bonus award for the President and Chief Operating Officer was established pursuant to his 1997 employment contract, which provides for an annual cash bonus equal to 2% of the first $20 million of the consolidated net after tax profits of the Company and 1.5% of any amounts of such profits in excess of $20 million.

Other Named Executive Officers

The fiscal year 2009 incentive awards for NEOs (other than our Chief Executive Officer and President and Chief Operating Officer) were determined under the Fresh Del Monte 2004 Performance Incentive Plan for Senior Executives (the “2004 PIP”) based on an assessment of individual performance.

In the first quarter of 2009, each NEO participating in the 2004 PIP, with the review, input and approval of our President and Chief Operating Officer and the compensation committee, established individual performance goals that formed the basis upon which his respective incentive award value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that executive’s overall achievement value, with all goals totaling 100%. In 2009, no individual performance goal accounted for greater than 30% of any NEO’s total achievement value. Each NEO had between six and eight performance criteria upon which his annual bonus was based. Some of these criteria would create a payout only if the specific goal is met, other performance criteria would provide for partial payment to the NEO upon partial achievement of the goal. Performance factors, which must be based on strategic objectives of the Company, for participants in the 2004 PIP who are business unit leaders, may include profitability, business growth, market share, production volume, or production costs, to name a few. For those participants who are in functional roles, performance factors may include cost of deliverable services and cost reduction, strategic project completions, implementation of new systems or processes, or implementation of improvements in accountability or responsibility. Under the 2004 PIP, the 2009 maximum bonus amount for each participating NEO was adjusted to 50% of annual base salary, from a maximum of 30% in prior years.  The payout for 2009 is based on table below:

Basis of Performance	% Award
Performance Factors as described above	35% of annual base salary
Company’s EPS and Total Revenue Targets	15% of annual base salary

  The target bonus percentage for NEOs was increased from 30% to 50% in order to move the NEO PIP targets closer to the peer group medians as outlined in The Delves Group study.  Achievement of individual performance factors was increased from 30% to 35% of salary at target and an additional 15% component was added based upon revenue and earnings per share targets.  These additions were made to bring the 2004 PIP goals in line with those established for the Chief Executive Officer and to better incentivize the participating executive to work for the overall success of the Company while at the same time achieving his individual performance goals.

As part of the Company’s annual employee performance appraisal process, our President and Chief Operating Officer provided, and our compensation committee took into account, an assessment of the individual performance of each participating NEO against his respective 2009 goals. The compensation committee concluded that the 2009 achievement values for NEOs participating in the 2004 PIP were between 74 %  and 100% of their respective functional goals and 88% of the collective EPS and total revenue goals, resulting in awards of between 39% and 48% of the NEO’s base salary. Actual incentive awards paid to our NEOs for fiscal year 2009 in accordance with the 2004 PIP are set forth below in the Summary Compensation Table.

Previously, the Company did not have any formal claw back policies relating to annual cash incentive awards. The proposed Amended Performance Incentive Plan for Senior Executives that is recommended for shareholder approval includes a claw back provision.

Long-Term Incentive Awards

In 2007, the compensation committee began to consider the establishment of a long-term incentive plan to provide an incentive for executives to focus on the long-term sustainable growth of the Company by rewarding business decisions and actions over a longer term than the single year plans then in place. The compensation committee considered that the efforts of senior executives may not be adequately rewarded if decisions were made consistent with the Company’s business strategy that established a basis for significantly improved long-term performance of the Company, yet negatively affected operating results, and therefore annual cash incentive awards. Likewise, the compensation committee wished to avoid plan designs that could incentivize executives to take actions that would result in short-term gain in order to bolster annual incentive compensation, without regard to the long-term best interests of the Company. In addition, it was noted by the compensation committee that the Company was the only company in the peer group not to have such a plan. On February 27, 2008, the board approved the establishment of the Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the “LTIP”) for senior corporate officers, including NEOs, effective beginning in 2008. For fiscal year 2008, only the Chief Executive Officer was named a participant of the LTIP. Beginning in 2009, Messrs. Yock, Rice and Contreras became participants in the LTIP with target awards equal to 35% of annual base salary.

The LTIP allows for an award to be made to the participants by the compensation committee at the beginning of each fiscal year, with the final determination and payment of that award occurring at the end of the third year following the award’s grant and after such payment is approved by the compensation committee. The compensation committee reviews the status and forecasted amount of the LTIP of the Chief Executive Officer and the NEOs on a quarterly basis. The compensation committee may include or exclude the impact of certain items such as expenses related to restructuring or productivity initiatives, non-operating items, acquisition expenses and any other items of gain, loss or expense that may be determined to be extraordinary or unusual in nature or infrequent in occurrence. Unless otherwise provided in the plan, LTIP awards are paid in cash in the form of a single lump sum. LTIP awards may range from 50% to 150% of the target award depending upon the actual achievement level as measured against certain predetermined objectives.

The LTIP award for our Chief Executive Officer is calculated by measuring achievement in two categories. First, 50% of the LTIP award is calculated by measuring the total shareholder return (the “TSR”) of the Company versus that of its peer group over the three-year period. TSR includes share price change, as well as reinvested dividends. In order to avoid significant swings in TSR caused by anomalous events that might occur at the beginning or end of the measurement period, TSR is measured using the average closing prices of the Company’s shares and those of the peer group during the ninety day period which precedes the first and last days of the measurement period. The second half of the LTIP award is calculated by measuring the achievement of performance goals, which consist of one or more measurable strategic objectives established by the compensation committee and agreed to by the plan participants at the beginning of each award period. The 2008 performance goals set forth for the Chief Executive Officer consist of two equally weighted strategic objectives related to growth in specified new markets.  The 2009 LTIP performance goals established for the Chief Executive Officer consist of one strategic objective related to return on invested capital.  The strategic objectives for both the 2008 and 2009 LTIP for the Chief Executive Officer have specific numerical targets to measure accomplishments.  Final determination of the amounts to be paid under the 2008 and 2009 LTIP awards will occur following the end of 2010 and 2011 fiscal years.

Similarly, the 2009 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives.  The 2009 LTIP strategic objectives for these NEOs consisted of two to three performance goals.  The LTIP strategic objectives for Mr. Yock consist of three performance goals related to production stabilization targets, specific commodity production growth target and a strategic production best practices program.  Mr. Contreras’ strategic objectives for the 2009 LTIP consist of two performance factors related to return on invested capital and strategic simplification.  The LTIP strategic objectives for Mr. Rice relate to strategic growth in two commodities and strategic growth in operating income results for certain business areas.  Final determination of the amounts to be paid under the 2009 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2011 fiscal year.

The LTIP contains provisions that permit the compensation committee to require the repayment of any LTIP award received by a participant in the event that the financial results that determined the award are subsequently determined to be in error or are required to be restated. Further, the maximum amount that can be paid to any individual participant with respect to any particular award period cannot exceed $6 million.

Equity Awards

In order to create a properly balanced compensation program, the compensation committee utilizes both compensation that provides incentive for short-term gain, such as the annual incentive program, and compensation that provides incentive for longer-term growth, such as participation in the LTIP and the distribution of equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also create an incentive for executives to create sustained growth.

Guidelines for the number of stock option awards granted to each NEO are determined using a procedure approved by the compensation committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. In addition, the compensation committee may consider peer group data presented in The Delves Group’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. The compensation committee generally does not consider the number of options already held by NEOs when making grants, as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the compensation committee believes that competitors who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in the Company and, to remain competitive, similarly do not take into account previous awards when approving new grants. It has been the Company’s practice to issue only stock options as equity awards to its NEOs.

In fiscal year 2009, all stock options granted to NEOs, and other Company employees, were made under the terms of the 1999 Option Plan. Stock options granted to employees under the Company’s 1999 Option Plan have a four-year vesting schedule in order to provide an incentive for continued employment and long-term growth of the Company. All stock options expire 10 years from the date of the grant. This provides a reasonable time frame to align the NEO’s goals with the long-term price appreciation of the Company’s shares. The exercise price of options granted under the Company’s 1999 Option Plan is equal to the average of the high and low trading prices for the Ordinary Shares on the NYSE on the date of grant.

Post-Termination Benefits

To promote stability and continuity of management direction, in 2003, the Company adopted the Executive Retention and Severance Agreements for the Chief Executive Officer and the President and Chief Operating Officer. The Company feels that the creation and continuation of these agreements is imperative to the retention of our Chief Executive Officer and our President and Chief Operating Officer because they reflect customary market practices. The Company does not generally enter into written severance agreements for any of its employees unless it is mandated to do so by local statutes and has not entered into such an agreement with any other NEOs; however, the Company decided to establish severance agreements for the two most senior executives of the Company, as retention of these two officers is of paramount importance to the continued stability of the Company.

As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” the severance agreements of our Chief Executive Officer and our President and Chief Operating Officer provide that they are entitled to certain cash consideration, a “gross-up” on the taxes due on the consideration, and other benefits in the event their employment is terminated by the Company other than for “cause,” if they terminate their employment for “good reason,” or if they are terminated in connection with a change in control, in each case such payments and benefits are conditioned upon the execution by them of a general release of all claims. These agreements also provide for consideration and benefits in the event of a termination of employment by reason of death or disability. Both executives also agreed to a two-year period following the termination of their employment during which they cannot solicit the Company’s employees, distributors, vendors or customers.

The severance agreements each have a “double trigger” change in control policy; both a change in control and the termination of the executive’s employment must occur before such payment is triggered. This policy may increase the consideration paid to the shareholders for the Company in the event of a change in control because no mandatory lump-sum payments are triggered solely by the change in control alone, thus providing the acquiring company with the flexibility to retain the executives at their discretion. The compensation committee also intends that this “double trigger” change in control policy will provide fair and equitable compensation in the event of a termination following a change in control. By providing reasonable severance in the event of a termination of employment upon a change in control, the compensation committee intends to provide each covered officer with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its shareholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

The specified levels of post-termination benefits for the Chief Executive Officer and President and Chief Operating Officer were determined by the compensation committee to be appropriate for each of the two individuals based on each person’s duties and responsibilities with the Company and were the result of arm’s-length negotiations. The Company determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

On November 14, 2008, the compensation committee approved an amendment to the severance agreement with our President and Chief Operating Officer to comply with Section 409A of the Code, which governs the payment of deferred compensation. In addition, the severance plan was amended to require that any changes made to the severance agreement be approved by the compensation committee.

Both Mr. Contreras and Mr. Rice are covered by the Company’s general severance policy applicable to U.S. employees, which provides a maximum of six months severance based upon the years of service of each participant. Pursuant to Costa Rican statutes, upon any termination of employment or retirement, other than a termination by the Company for cause, Mr. Yock will be entitled to receive an amount equal to one month of base salary for every year of service with a maximum credit of eight years of service. In order to meet this obligation, the Company has established a Solidarity Program Account funded by both an individual and a Company contribution. Upon a termination of employment other than by the Company for cause, Mr. Yock will receive the greater of (i) the total contributions in his Solidarity Account and (ii) the severance due pursuant to local law. In addition, Mr. Yock participates in the Company’s Latin American Retirement Plan under which he will receive $120,000 per year for 10 years following his retirement directly from the Company. Should Mr. Yock not survive for that full period, his estate will be paid any remaining amounts in a lump sum.

Other Benefits

No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of the Company’s full-time employees, or with respect to Mr. Yock, generally available to most of the Company’s regional full-time employees, except as provided below.

Life Insurance Benefits

The Company provides Mr. Abu-Ghazaleh a term life insurance policy with an annual premium of $42,866 providing for payment of $3 million to his designated beneficiaries upon his death. The Company provides Mr. El-Naffy with a term life insurance policy with an annual premium of $48,611 providing for payment of $2.5 million to his designated beneficiaries upon his death. Please see the information under the heading “Employment Agreements with NEOs” below for additional details regarding the benefits provided to Mr. El-Naffy pursuant to his employment agreement.

Other Benefits

Other than Mr. Contreras and Mr. Rice, the Company provides each NEO with a Company car. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2009 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), the maintenance, insurance and gasoline for that car.

Policies with Respect to Equity Compensation Awards

The compensation committee evaluates the allocation of equity awards by reference to the Company’s peer group and the performance of the individual and the Company, as discussed above. The 1997 Share Incentive Plan and the 1999 Share Incentive Plan provide that the Company must grant all equity incentive awards with an exercise price equal to the fair market value on the date of grant as determined by the average of the high and low trading prices for the Ordinary Shares on the NYSE on the date of grant.

The compensation committee has established a policy that annual option awards for its Chief Executive Officer and members of the board will generally be granted on the date of the board meeting immediately following the release of its financial results for the fiscal year, which usually occurs in February. The grant date for the annual awards to its Chief Executive Officer and members of the board for fiscal year 2009 was February 25, 2009. With regard to option award grants for all other NEOs, the compensation committee has a policy that such awards will be determined at its mid-year meeting, generally held in July. Annual awards for all other NEOs in fiscal year 2009 were granted on July 31, 2009. By selecting a regular grant date determined without regard to any specific event relating to the Company or its business, the Company seeks to avoid any “market-timing” with respect to its equity grants.

The Company does not have any share ownership policy for NEOs. In addition, the Company does not have any formal claw back policies relating to equity awards. The compensation committee intends to evaluate the prudence of adopting such policies in the future.

Tax Considerations

Section 162(m) limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board that establishes such goals consists only of “outside directors.” All members of the compensation committee qualify as outside directors.

The compensation committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the compensation committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our shareholders’ best interests, such as time vested grants of restricted shares or grants of incentive stock options.  Most of our executive compensation plans and programs have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m).

COMPENSATION TABLES

Summary Compensation Table

The following table shows, for the fiscal year ended January 1, 2010, compensation awarded to, paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	2009	1,218,462	—	—	1,305,710	1,400,000	—	92,898	4,017,070
	2008	1,190,769	1,800,000	—	1,885,310	1,110,000	—	71,612	6,057,691
Richard Contreras SVP and CFO	2009	374,885	—	—	404,130	162,800	—	7,380	949,195
	2008	293,532	—	—	414,000	75,375	—	6,922	789,829
Hani El-Naffy President and COO	2009	1,015,385	—	—	1,616,520	2,257,827 (5)	—	99,946	4,989,678
	2008	992,308	—	—	2,070,000	2,465,500	—	68,541	5,596,349
José Antonio Yock (6) SVP, Central America	2009	355,352	29,137 (7)	—	404,130	147,723	66,984	112,096	1,115,422
	2008	310,043	24,463	—	414,000	81,027	57,000	62,766	949,299
Paul Rice SVP, N.A. Operations (8)	2009	365,423	—	—	404,130	172,800	—	7,379	949,732

(1)
These amounts reflect the full grant date fair value dollar amount computed in accordance with the ASC on “Compensation - Stock Compensation.”   The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2009.  Those assumptions can be found in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2010.

(2)
Except for Mr. El-Naffy’s award, the amounts shown in this column are cash awards earned in fiscal year 2009 under the 2004 Fresh Del Monte Performance Incentive Plan for Senior Executives for Messrs. Contreras, Rice, and Yock and the 2003 Performance Incentive Plan for Mr. Abu-Ghazaleh.  These awards are discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

For Mr. Abu-Ghazaleh, the amount was approved by the compensation committee based on their decision to exclude non-recurring items in the evaluation of performance factors as discussed in further detail in the section captioned as Chief Executive Officer under the heading “Compensation Discussion and Analysis – Annual Cash Incentive Awards.” For Mr. Contreras, the amount reflects achievement of 88% of his performance goals for 2009; for Mr. Yock, the amount reflects 78% achievement of his performance goals for 2009 and for Mr. Rice, the amount reflects achievement of 96% of his performance goals for 2009.

(3)
The amounts shown in this column for Mr. Yock reflect the aggregate change in the present value of Mr. Yock’s accumulated benefit under the Latin American Retirement Plan and is further described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” and in the footnotes to the table under the heading “Post-Employment Compensation—Pension Benefits.” The amounts reflected for 2009 and 2008 are based on the present value calculations of $830,688 for 2009 minus the present value calculation of $763,704 for 2008 and of $763,704 for 2008 minus the present value calculation of $706,704 for 2007, respectively, as determined by Mercer. Discount rates used were U.S.-based as the benefit is payable in U.S. dollars.

(4)
The All Other Compensation column includes perquisites and other personal benefits.  The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2009 for each car (where leased, the annual cost of the lease; where owned by the company, the depreciation of the car for that year), the maintenance, insurance, and gasoline for that car.  The amount for Mr. Abu-Ghazaleh includes an annualized car benefit of $49,373 and a term life insurance policy at an expense to the Company of $43,525.  The amount for Mr. El-Naffy includes an annualized car benefit of $43,156 and a term life insurance policy at an expense to the Company of $49,359.  The amount for Mr. Yock includes a car benefit of $53,354, personal security services at his place of residence in the amount of $54,448 and a term life insurance policy at an expense to the Company of $1,352.

(5)
Reflects Mr. El-Naffy’s bonus based on his 1997 Employment Contract as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(6)
As Mr. Yock is located in Costa Rica, a portion of his salary is paid in colones (Costa Rican local currency). These were converted to U.S. dollars at a conversion rate of 554.50 colones to $1.00, based on the closing exchange rates listed by The Wall Street Journal on January 1, 2010.

(7)
This payment is a “13th month payment” required by law in Costa Rica, which was paid in U.S. dollars and local currency. The 13th month payment is equal to one additional monthly base salary payment and is required to be paid near the end of the calendar year.

(8)	Mr. Rice was not a named executive officer in fiscal year 2008.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended January 1, 2010, certain information regarding grants of plan-based awards to the NEOs:

			Estimated Future Payouts Under			All Other Option		Grant
			Non-Equity Incentive Plan			Awards:	Exercise	Date
			Awards (1)			Number of	or Base	Fair
						Securities Underlying	Price of Option	Value of
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (2)	Awards ($/Sh)	Equity Awards
(a)		(b)	(c)	(d)	(e)	(j)	(k)	(l)
Mohammad Abu-Ghazaleh Chairman and CEO	2003 Performance Incentive Plan for Chief Executive Officer	01/01/09	600,000	1,200,000	1,800,000	—	—	—
	1999 Share Incentive Plan	02/25/09	—	—	—	161,000	19.83	—
Richard Contreras SVP and CFO	2004 Performance Incentive Plan for Senior Executives	01/01/09	—	—	185,000	—	—	—
	1999 Share Incentive Plan	07/31/09	—	—	—	50,000	21.72	—
Hani El-Naffy President and COO	1999 Share Incentive Plan	07/31/09	—	—	—	200,000	21.72	—
José Antonio Yock SVP, Central America	2004 Performance Incentive Plan for Senior Executives	01/01/09	—	—	189,389	—	—	—
	1999 Share Incentive Plan	07/31/09	—	—	—	50,000	21.72	—
Paul Rice SVP, N.A. Operations	2004 Performance Incentive Plan for Senior Executives	01/01/09	—	—	180,000	—	—	—
	1999 Share Incentive Plan	07/31/09	—	—	—	50,000	21.72	—

(1)
Reflects potential value of the payout pursuant to the terms of the plan awards under the Fresh Del Monte 2003 Performance Incentive Plan for our Chief Executive Officer, Mr. Abu-Ghazaleh and the Fresh Del Monte 2004 Performance Incentive Plan for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(2)
On February 25, 2009, the Company granted Mr. Abu-Ghazaleh 161,000 options.   On July 31, 2009 during the 2009 mid-year regularly scheduled meeting of the compensation committee the Company granted Mr. El-Naffy 200,000 options, and 50,000 options to each for Messrs. Contreras, Yock and Bartoli.  All grants were made pursuant to the 1999 Share Incentive Plan.  Further details of the options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.”

In the event of a change in control of the Company, the 1999 Share Incentive Plan provides that all outstanding options automatically become fully vested, exercisable or payable, as applicable.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended January 1, 2010, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
	32,200	—		—	23.815	4/28/2014	—	—	—	—
	161,000	—		—	29.84	4/27/2015	—	—	—	—
Mohammad Abu-Ghazaleh	64,400	32,200	(2)	—	18.31	5/3/2016	—	—	—	—
Chairman and CEO	64,400	64,400	(3)	—	23.965	5/2/2017	—	—	—	—
	64,400	96,600	(4)	—	33.97	2/27/2018	—	—	—	—
	32,200	128,800	(5)	—	19.83	2/25/2019	—	—	—	—
	4,000	—		—	29.84	4/27/2015	—	—	—	—
Richard Contreras	6,000	3,000	(6)	—	15.775	8/14/2016	—	—	—	—
SVP and CFO	20,000	30,000	(7)	—	22.25	7/30/2018	—	—	—	—
	10,000	40,000	(8)	—	21.72	7/31/2019	—	—	—	—
	80,000	—		—	29.84	4/27/2015	—	—	—	—
Hani El-Naffy	100,000	50,000	(9)	—	15.775	8/14/2016	—	—	—	—
President and COO	100,000	150,000	(10)	—	22.25	7/30/2018	—	—	—	—
	40,000	160,000	(11)	—	21.72	7/31/2019	—	—	—	—
	16,000	—		—	29.84	4/27/2015	—	—	—	—
José Antonio Yock	16,000	8,000	(12)	—	15.775	8/14/2016	—	—	—	—
SVP, Central America	20,000	30,000	(13)	—	22.25	7/30/2018	—	—	—	—
	10,000	40,000	(14)	—	21.72	7/31/2019	—	—	—	—
	16,000	—		—	29.84	4/27/2015	—	—	—	—
Paul Rice	—	8,000	(15)	—	15.775	8/14/2016	—	—	—	—
SVP, N.A. Operations	20,000	30,000	(16)	—	22.25	7/30/2018	—	—	—	—
	10,000	40,000	(17)	—	21.72	7/31/2019	—	—	—	—

(1)
All options were granted pursuant to the 1999 Share Option Plan. All options are 20% vested on the grant date and continue to vest with respect to 20% of the options on each of the first four anniversaries of the grant date, contingent upon the NEO’s continued employment. All options expire 10 years from the grant date.

(2)	The remaining 32,200 options will vest and become exercisable on May 3, 2010.
(3)	32,200 options will vest and become exercisable on each of May 2, 2010 and May 2, 2011.
(4)	32,200 options will vest and become exercisable on each of February 27, 2010; February 27, 2011; and February 27, 2012.
(5)	32,200 options will vest and become exercisable on each of February 25, 2010; February 25, 2011; February 25, 2012; and February 25, 2013.
(6)	The remaining 3,000 options will vest and become exercisable on August 14, 2010.
(7)	10,000 options will vest and become exercisable on each of July 30, 1010, July 30, 2011 and July 30, 2012.
(8)	10,000 options will vest and become exercisable on each of July 31, 2010; July 31, 2011; July 31, 2012; and July 31, 2013.
(9)	The remaining 50,000 options will vest and become exercisable on August 14, 2010.

(10)	50,000 options will vest and become exercisable on each of July 30, 2010, July 30, 2011 and July 30, 2012.
(11)	40,000 options will vest and become exercisable on each of July 31, 2010; July 31, 2011; July 31, 2012; and July 31, 2013.
(12)	The remaining 8,000 options will vest and become exercisable on August 14, 2010.
(13)	10,000 options will vest and become exercisable on each of July 30, 2010, July 30, 2011 and July 30, 2012.
(14)	10,000 options will vest and become exercisable on each of July 31, 2010; July 31, 2011; July 31, 2012; and July 31, 2013.
(15)	The remaining 8,000 options will vest and become exercisable on August 14, 2010.
(16)	10,000 options will vest and become exercisable on each of July 30, 2010, July 30, 2011 and July 30, 2012.
(17)	10,000 options will vest and become exercisable on each of July 31, 2010; July 31, 2011; July 31, 2012; and July 31, 2013.

Option Exercises and Stock Vested

The following table shows certain information regarding options exercised and stock that vested for the fiscal year ended January 1, 2010 with respect to our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	—	—	—	—
Richard Contreras SVP and CFO	—	—	—	—
Hani El-Naffy President and COO	—	—	—	—
José Antonio Yock SVP, Central America	—	—	—	—
Paul Rice SVP, N.A. Operations	8,000	55,856	—	—

(1)
Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the selling price on the date of the exercise and the exercise price as established on the date of the grant.

Post-Employment Compensation

Pension Benefits

We do not provide defined benefit pension arrangements for our NEOs other than for Mr. Yock as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits.”

Name	Plan name (1)	Number of years credited service (#)	Present value of accumulated benefit ($) (2)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	—	—	—	—
Richard Contreras SVP and CFO	—	—	—	—
Hani El-Naffy President and COO	—	—	—	—
José Antonio Yock SVP, Central America	1990 Del Monte Fresh Produce Salary Continuation Plan, also known as Latin American Retirement Plan	27	830,688	0
Paul Rice SVP, N.A. Operations	—	—	—	—

(1)
Mr. Yock is a participant in the Latin American Retirement Plan, which includes other Latin American management employees who are currently working in Costa Rica, Guatemala, Ecuador, Colombia, Brazil, Kenya and the Philippines. The plan was established in May 1990. Under this plan, an employee who retires on or after attainment of his normal retirement age and has at least 25 years of service receives an annual payment equivalent to 100% of his annual base salary for a period of 10 years. If the employee retires on or after attainment of his normal retirement age with five years of service or less, he receives an annual payment for 10 years equivalent to 20% of his annual base salary and an additional 4% of annual base salary for each year of service beyond five years. The plan also provides for an early retirement benefit for an employee who retires on or after attainment of early retirement age and 10 years of service. The early retirement benefit is equal to 50% of the annual benefit (as described above) for those who qualify and are 50 years old as of the retirement date, with an additional 5% of such annual benefit for each year of age the employee is over 50 as of the retirement date. If the employee dies during the 10-year period, then the remaining payments would be paid in lump sum to his designated beneficiary. The plan was frozen in August 1997, at which time all accrued benefits were recognized by the Company and further benefit accruals were prohibited. Mr. Yock’s salary was frozen at $120,000 (his base salary as of August 1997) for purposes of calculating future benefits, as were all other participants’ salaries. As of January 1, 2010, Mr. Yock was age 57 with 27 years of service, and therefore entitled to an early retirement benefit equivalent to $102,000 per year (or 85% of frozen base salary) for a period of 10 years.

(2)
The actuarial present value is determined in accordance with the same assumptions included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2010. The discount rate used was 5.85%.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual retention and severance agreements in the case of our Chief Executive Officer and our President and Chief Operating Officer and in accordance with our general severance policy or applicable statutory obligations for all other NEOs.

The following table sets forth the amount of payments to each of our NEOs based on an assumed termination date of January 1, 2010. For Messrs. Abu-Ghazaleh and El-Naffy, the payments and benefits are provided in the event of a termination of employment by the Company without cause, by the executive for good reason, or as a result of death or disability. For all other NEOs, the payments are provided in the event of a termination of employment by the Company without cause only.

Compensation Component	Mohammad Abu-Ghazaleh		Richard Contreras		Hani El-Naffy		José Antonio Yock		Paul Rice
Termination in Absence of Change in Control, Death or Disability
Severance Payment	4,800,000	(3)	156,538	(5)	5,000,000	(6)	233,096	(8)	180,000	(9)
Cash Bonus Payment	1,200,000	(3)	—		2,257,827	(6)	—		—
Continuation of Medical Benefit (1)	—		—		149,447		—		—
Gross-up on Severance (2)	15,559		—		2,911,390		—		—
	6,000,000		156,538		10,318,664		233,096		180,000
Termination Upon Change of Control
Severance Payment	9,000,000	(4)	156,538	(5)	10,000,000	(7)	233,096	(8)	180,000	(9)
Cash Bonus Payment	1,200,000	(4)	—		2,257,827	(7)	—		—
Continuation of Medical Benefit (1)	—		—		149,447		—		—
Gross-up on Severance (2)	—		—		11,482,859		—		—
	10,200,000		156,538		23,890,133		233,096		180,000

(1)
Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. Medical insurance coverage will be provided for Mr. El-Naffy and his spouse until he becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death, whichever is earlier. The amounts indicated in the row are based on valuation calculations performed by Mercer.

(2)
The amounts indicated in this row are based on Executive Retention and Severance Agreements entered into individually with Messrs. Abu-Ghazaleh and El-Naffy on December 9, 2003 and February 24, 2003, respectively, which require gross-up payments.  Mr. Abu-Ghazaleh should not be subject to any change in control excise tax.

(3)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination by the Company without cause or for good reason, absent a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equivalent to two times the sum of (a) his annual base salary, plus (b) an amount equal to 100% of his target bonus award under the Fresh Del Monte 2003 Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(4)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equal to three times the sum of (a) his annual base salary, plus (b) an amount equal to his maximum bonus award under the Fresh Del Monte 2003 Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(5)
Mr. Contreras’ severance is based on a broad-based severance policy applicable to employees in North America. After one year of service, if Mr. Contreras were terminated, he would receive four weeks of pay plus an additional two weeks of pay per year of service, with a maximum of 26 weeks pay. As of January 1, 2010, Mr. Contreras has 10 years of service.

(6)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination absent a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) two times annual base salary plus (b) the lower of $3,000,000 or two times the average annual cash bonus paid in respect to the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2009, is $2,506,776.  Further, he would receive an additional cash bonus payment equal to his target annual bonus award based on his employment agreement calculated based on the corresponding results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(7)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) three times annual base salary plus (b) the lower of $7,000,000 or three times the average annual cash bonus paid in respect of the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2009, is $2,506,776.  Further, he would receive an additional cash bonus payment calculated based on his employment agreement and based on the corresponding financial results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(8)
Mr. Yock’s severance is based on local statutes in Costa Rica, which provide that his severance would be one month of base salary for each year of service with a maximum credit of eight years of service. In addition, Mr. Yock would be entitled to benefits pursuant to the 1990 Del Monte Fresh Produce Salary Continuation Plan, as set forth in the Pension Benefits table above.

(9)
Mr. Rice’s severance is based on a broad-based severance policy applicable to employees in North America similar to that as described in footnote 5 for Mr. Contreras.  As of January 1, 2010, Mr. Rice has 21 years of service and would therefore be entitled to the maximum severance of 26 weeks.

Employment Agreements with NEOs

The only NEO that the Company has an employment agreement with is its President and Chief Operating Officer, Mr. El-Naffy, which was originally entered into in January 1997. Mr. El-Naffy’s employment agreement specifies the terms and conditions of his employment and was negotiated between him and Mr. Abu-Ghazaleh. The terms and conditions embodied in Mr. El-Naffy’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. El-Naffy’s continued employment with the Company in a competitive marketplace. The agreement states that Mr. El-Naffy’s base salary will be $800,000 for the term of the agreement. His base salary was adjusted to $1,000,000 effective May 1, 2005. Mr. El-Naffy’s bonus is established in his employment agreement at 2% of the first $20 million of consolidated net after tax profit of the Company, plus 1.5% of any consolidated net after tax profit above $20 million. Under the terms of his employment agreement, Mr. El-Naffy is entitled to participate in all of the medical and benefit plans offered to employees of the Company and to have the use of a company-provided automobile. Mr. El-Naffy’s employment agreement has no expiration date.

Severance Agreements with NEOs

The Company entered into separate Executive Retention and Severance Agreements with each of Messrs. Abu-Ghazaleh and El-Naffy in 2003. In the event the employment of either executive is terminated (i) by the Company for reasons other than “cause” (as defined below), (ii) by the executive for “good reason” (as defined below), or (iii) as a result of the executive’s death or disability, the executive will receive severance payments and benefits pursuant to the agreement, as detailed in the Potential Payments Upon Termination or Change-in-Control table above. As illustrated in the table, the severance benefit is increased in the event the termination is in connection with a change in control. A termination is considered in connection with a change in control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.

The amount of severance to be paid under the severance agreements is grossed-up for any federal or state income taxes due on the amount of severance paid. The reasons for providing this benefit include, but are not limited to, preserving the intended benefit to the executives of their existing benefits package, avoiding any conflict between the executives’ personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for the executives to ensure their continued employment through the completion of any potential transaction.

For purposes of the agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a reduction or change in the executive’s status, title, duties, responsibilities, authority or reporting relationship such that the executive is no longer a senior executive of the Company or no longer reports to the incumbent Chief Executive Officer; (ii) a reduction of the executive’s base salary or target bonus percentage; (iii) a reduction in the executive’s benefits; (iv) the location of executive’s assignment on behalf of the Company is moved to a location more than 50 miles from its present location in Coral Gables, Florida; or (vi) a material breach by the Company of its obligations under the agreement. For purposes of the agreements, “cause” means any of the following events: (i) the executive’s willful and continued failure to perform his duties with the Company; (ii) a material, willful breach committed in bad faith of the Company’s code of conduct and business ethics policy; or (iii) indictment or conviction of a felony based upon a crime.

The Company has not entered into employment or severance agreements with its other NEOs. Each NEO located in North America is considered an “at-will” employee whose employment may be terminated by the Company at any time for any reason. Mr. Contreras and Mr. Rice are subject to the Company’s general severance policy for U.S. employees, which states that they will receive four weeks of base salary plus two weeks of base salary for every year of service up to a maximum of 26 weeks’ base salary paid over the same number of weeks and life, medical and dental insurance will continue during the salary continuation period. Mr. Yock’s severance is governed by Costa Rican statutes, which provide one month of severance for each year of service with a maximum credit of eight years of service. Mr. Yock also participates in the Latin America Retirement Plan, which is further discussed under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” in the section captioned Executive Compensation.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans as of January 1, 2010, the end of the Company’s most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,944,373 (1)	$22.76	296,500 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,944,373	$22.76	296,500

(1)
Includes 30,800 and 4,913,573 shares under the Company’s 1997 and 1999 Share Incentive Plans, respectively. Each of these plans is described in our Annual Report on Form 10-K for the fiscal year ended January 1, 2010.

(2)	All of these shares remain available for future grants of awards under the Company’s 1999 Share Incentive Plan.

ANNUAL REPORTS AND OTHER MATERIALS

Copies of the Company’s 2009 Annual Report to Shareholders, which incorporates the Annual Report on Form 10-K for the fiscal year ended January 1, 2010, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits (all as filed with the SEC) is being furnished with this proxy statement to shareholders of record at the record date for the Annual General Meeting.

You may request a separate copy of the Company’s 2009 Annual Report to Shareholders, exhibits to such Annual Report and/or this proxy statement without charge, by writing to Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, attention: investor relations, 241 Sevilla Avenue, Coral Gables, Florida 33134. Requests may also be made by telephone at 305-520-8400. The Company reserves the right to charge a reasonable fee for exhibits.

The Company’s 2009 Annual Report to Shareholders, its Annual Report on Form 10-K for the fiscal year ended January 1, 2010 and this proxy statement can be viewed on the Company’s Web site, at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy Statement.” The Annual Report on Form 10-K and this proxy statement are also available on the SEC’s Web site at www.sec.gov.

Copies of the Company’s corporate governance guidelines, code of conduct and business ethics policy and board committee charters can be viewed on the Company’s Web site, at www.freshdelmonte.com under the “Investor Relations” tab, or will be furnished upon written request to the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134.

SHAREHOLDER PROPOSALS FOR 2011
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Materials

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2011 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134 not later than November 25, 2010.

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting

The Company’s Articles of Association govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at the 2011 Annual General Meeting of Shareholders, but which are not included in the 2011 proxy statement. Under the Company’s Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice not later than February 13, 2011 and not earlier than January 24, 2011, or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.

In addition, the proxy solicited by the board for the 2011 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of the Company’s Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.

The chairman of the 2011 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

INFORMATION ABOUT ADMISSION TO THE ANNUAL GENERAL MEETING

Either an admission ticket or proof of ownership of Ordinary Shares of Fresh Del Monte Produce Inc., as of the record date, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. Without these items, you will not be admitted to the Annual General Meeting.

You voted Ordinary Shares registered in your name by mail: If your Ordinary Shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual General Meeting.

You voted Ordinary Shares registered in your name via the Internet: If your Ordinary Shares are registered in your name and you received proxy materials electronically via the Internet, you will need to request a proxy card via proxyvoting.com/fdp.

Your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record: If your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Ordinary Shares as of the record date, such as the most recent bank or brokerage account statement, to be admitted to the Annual General Meeting, or request a legal proxy card from such bank/broker.

No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

EXHIBIT A

FRESH DEL MONTE PRODUCE INC.

2010 NON-EMPLOYEE DIRECTORS EQUITY PLAN

EFFECTIVE MAY 5, 2010

1.         PURPOSE

This Fresh Del Monte Produce Inc. 2010 Non-Employee Director Equity Plan is intended to attract and retain highly qualified persons to serve as non-employee directors of Fresh Del Monte Produce Inc., to promote ownership by such non-employee directors of a greater proprietary interest in Fresh Del Monte Produce Inc. thereby aligning such non-employee directors’ interests more closely with the interests of the stockholders of Fresh Del Monte Produce Inc.

2.         DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Annual Grant Date” shall mean the Effective Date of the Plan and the January 1st of each calendar year following the Effective Date of the Plan.

(b) “Award” shall mean any Restricted Stock granted pursuant to the Plan.

(c) “Award Agreement” means a written agreement entered into by FDMP and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.

(d) “Board” shall mean the Board of Directors of FDMP or any committee appointed by the Board of Directors of FDMP to the extent any or all of the powers of the Board hereunder are delegated to such committee.

(e) “Cause” shall mean the termination of a Participant’s membership on the Board for cause in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.

(f) “Change in Control” shall mean the occurrence of one or more of the following events:

(i)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates (as defined below) thereof other than to the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities (together, the “Abu-Ghazaleh Group”);

(ii)  the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of share capital, including each class of shares and preferred shares (together, “Shares”), of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)     (A) any Person or Group (other than the Abu-Ghazaleh Group or any member thereof) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Shares (the “Voting Shares”) of the Company, and (B) the Abu-Ghazaleh Group shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Shares of the Company; or

(iv)  the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, the Abu-Ghazaleh Group.

Furthermore, for purposes of this Section 2(f), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.

(g) “Change in Control Price” means the price per Ordinary Share paid in any transaction related to the Change in Control.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i) “Company” shall mean FDMP and its subsidiaries.

(j) “Date of Grant” means the date on which the Board approves the grant of an Award or such later date as is specified by the Board and set forth in the applicable Award Agreement.

(k) “Effective Date of Plan” means the day the Plan is approved by the shareholders of FDMP.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)  “Fair Market Value” shall mean, as of any date, (i) the average of the high and low sales prices on such day of an Ordinary Share as reported on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board. The Fair Market Value of an Ordinary Share as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which such exchange or system is open for trading. In the event that the price of an Ordinary Share shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.

(n) “FDMP” shall mean Fresh Del Monte Produce Inc., a Cayman Islands company.

(o) “Ordinary Shares” shall mean the Ordinary Shares of FDMP, $.01 par value per share.

(p) “Participant” shall mean a non-employee member of the Board of Directors of FDMP who is eligible to participate in the Plan and to whom an Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(q) “Plan” shall mean this Fresh Del Monte Produce Inc. 2010 Non-Employee Director Equity Plan, as it may be amended from time to time.

(r) “Restricted Stock” shall mean Ordinary Shares subject to certain restrictions, as determined by the Board, and further described in Section 7 of the Plan.

(s) “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee,” “Transferor” and “Transferable” shall have correlative meanings.

3.         SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 10 hereof, the Board may grant Awards to Participants with respect to 150,000 Ordinary Shares. The number of Ordinary Shares available under the Plan shall be reduced by the number of Ordinary Shares subject to the Awards. Notwithstanding anything to the contrary in this Plan, if any Award is cancelled, forfeited or terminated for any reason prior to becoming vested in full, the shares of Ordinary Stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under the Plan as if said Award had never been granted; provided, however, that any Ordinary Shares subject to an Award, which is cancelled, forfeited or terminated in order to pay any taxes or tax withholdings on an Award shall not be available for future Awards granted under the Plan.

4.         ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board. The Board shall designate the non-employee directors of FDMP who shall be granted Awards under the Plan.

The Board shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Awards issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Board shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Board with respect to the Plan shall be subject to the absolute discretion of the Board.

The Board may, in its absolute discretion, accelerate the date on which any Award granted under the Plan vests.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of service shall be determined by the Board.

No member of the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Board and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.         ELIGIBILITY

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such non-employee members of the Board of Directors of FDMP.

6.         GRANT OF AWARDS

Annual Award grants shall be made to eligible non-employee directors.

(a) Annual Grants. On each Annual Grant Date and subject to the limitations of Section 3 of the Plan, each eligible non-employee director of FDMP shall receive an annual grant of Restricted Stock equal to (i) a dollar value, determined by the Board in its sole discretion, divided by (ii) the Fair Market Value of an Ordinary Share as determined on the Annual Grant Date.

(b) Grants to New Non-Employee Directors. If a non-employee director is appointed to the Board following an Annual Grant Date, the Board may grant such non-employee director an immediate Award of Restricted Stock equal to (i) a dollar value, determined by the Board in its sole discretion, divided by (ii) the Fair Market Value of an Ordinary Share as determined on the Date of Grant.

7.         RESTRICTED STOCK

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement. Restricted Stock shall comply with and be subject to the following terms, conditions and requirements:

(a) Restrictions and Vesting. Unless as otherwise set forth in the Plan, Restricted Stock may not be transferred until it vests.  Restricted Stock shall vest as follows:  (1) fifty percent (50%) of each Award shall vest on the Date of Grant, and (2) the remaining fifty percent (50%) shall vest on the six (6) month anniversary of the date that the Participant ceases to serve as a member of the Board of Directors of FDMP for any reason.

(b) Certificates and Certificate Legend. With respect to a grant of Restricted Stock, FDMP may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until such shares of Restricted Stock vest. FDMP may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions.  In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in Fresh Del Monte Produce Inc. 2009 Non- Employee Director Equity Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Fresh Del Monte Produce Inc. (the “Company”), dated March 3, 2010 (the “Award Agreement”).  A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

(c) Removal of Restrictions on Restricted Stock. Except as otherwise provided in the Plan, shares of Restricted Stock shall become freely transferable by the Participant upon vesting.  Once shares of Restricted Stock vest, the Participant shall be entitled to have the legend required by paragraph (b) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions, if any, held in escrow by the Company with respect to such Restricted Stock.

(d) Shareholder Rights. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held.  If any such dividends or distributions are paid in Ordinary Shares, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.  Notwithstanding anything to the contrary, at the discretion of the Board, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed.

8.         CONSEQUENCES UPON CERTAIN TRANSACTIONS

Upon a Change in Control, all outstanding Awards shall fully vest.

9.         ADJUSTMENT UPON CHANGES IN ORDINARY SHARES

If the outstanding Ordinary Shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FDMP by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of FDMP or other increase or decrease in such shares effected without receipt of consideration by FDMP occurring after the effective date of the Plan, an appropriate and proportionate adjustment shall be made by the Board to (i) the aggregate number and kind of shares of Ordinary Shares available under the Plan; (ii) the number of shares of Ordinary Shares that are subject to annual Awards as described in Section 6, (iii) the calculation of the reduction or increase of Ordinary Shares available under the Plan, (vi) the number and kind of Ordinary Shares to be issued upon vesting  of or distribution with respect to outstanding Awards.

10.       SECURITIES MATTERS

FDMP shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state laws or any laws of the Cayman Islands. Notwithstanding anything herein to the contrary, FDMP shall not be obligated to cause to be issued or delivered any certificates evidencing Ordinary Shares pursuant to the Plan unless and until FDMP is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Board may require, as a condition of the issue and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board deems necessary or desirable.

11.       WITHHOLDING TAXES

The Board may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant, vesting or distribution in connection with an Award, or the removal of restrictions on an Award including, but not limited to: (i) the withholding of delivery of Ordinary Shares until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes; (ii) the canceling of any number of Ordinary Shares issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold; (iii) withholding the amount due from any such person's wages or compensation due to such person; or (iv) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

12.       APPLICABLE LAW

The Plan will be administered in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

13.       EFFECTIVE DATE OF PLAN

The Plan shall become effective upon approval of the Plan by the shareholders of FDMP.

14.       GENERAL PROVISIONS

(a) Award Agreements. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted.

(b) Transferability of Awards. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person.  Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Board may in its sole and absolute discretion permit the Transfer of an Award to a Participant’s “family member” as such term is defined in the Form 8-A Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Board.

(c) Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Board may modify outstanding Awards.  Notwithstanding the foregoing, no modification of an Award shall adversely affect any rights or obligations of the Participant without the Participant’s consent. The Board in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award, provided however no such modification shall cause a violation of, or result to additional taxes or penalties under Section 409A of the Code.

(d) Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Ordinary Shares as to which Awards have not been granted; provided, however, that the approval of the shareholders of FDMP in accordance with applicable law and the Articles of Association and Memorandum of Association of FDMP shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan: (ii) that increases the maximum number of Ordinary Shares in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 10 hereof): (iii) the approval of which is necessary to comply with federal or state law (including without limitation  Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Ordinary Shares may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the shareholders of FDMP must approve an action to be undertaken under the Plan.  Except as permitted under Section 9 or Section 10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan.  Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

(e) Section 409A of the Code. The Awards issued under the Plan are intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations promulgated thereunder (the extent Section 409A is applicable).  If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Further, for purposes of Section 409A, each payment made hereunder shall be treated as a separate payment, and in no event may any person or entity, directly or indirectly, designate the calendar year of the payment with respect to any payment due hereunder.

If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Plan on account of termination of Participant’s membership on the Board, or any other term to that effect, shall be made upon Employee incurring a “separation of service” as a member of the Board, within the meaning of Section 409A.

Notwithstanding any other provisions of the Plan, the Company does not guarantee to any Participant or any other person that any Award intended to be exempt from Section 409A shall be so exempt, nor that any Award intended to comply with Section 409A shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

(f) Disclaimer of Rights. No provision in the Plan, any Award granted hereunder, or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

(g) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h) Nonexclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole and absolute discretion determines desirable.

(i) Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.

(j) Headings. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(k) Pronouns. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

(l) Successors and Assigns. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.

(m)  Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(n) Notices. unless otherwise provided by the Board, any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to FDMP, to its principal place of business, attention: corporate secretary and if to the holder of an Award, to the address as appearing on the records of the Company.

EXHIBIT B

FRESH DEL MONTE PRODUCE INC.

PERFORMANCE INCENTIVE PLAN FOR SENIOR EXECUTIVES

EFFECTIVE MAY 5, 2010

THE PLAN

Fresh Del Monte Produce Inc., a Cayman Islands corporation (the “Company”), established the Performance Incentive Plan for Senior Executives on March 3, 2010 (the “Plan”), effective as of March 3, 2010.  The effectiveness of this Plan is subject to approval by the Company’s stockholders at the May 5, 2010 Annual Meeting.

1.         PURPOSE

The purpose of this Plan is to advance the interests of the Company by providing a means to pay performance-based short-term incentive compensation to those employees upon whose judgment and efforts the Company is largely dependent for the successful achievement of its annual business goals.

2.         DEFINITIONS

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)  “Award” means the opportunity to earn compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder.  References to a particular section of, or rule under, the Code shall include references to successor provisions.

(d)  “Committee” has the meaning specified in Section 3(a).

(e)  “Disaffiliation” of a subsidiary means the subsidiary’s ceasing to be a subsidiary of the Company for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the subsidiary).

(f)  “Participant” means any employee of the Company or its subsidiaries who has been granted an Award that remains outstanding.

(g)  “Performance Goal” means those goals and measures selected by the Committee for each Participant and each Performance Period, as described in Section 5(b).

(h)  The “Performance Period” for an Award means the Company’s fiscal year to which the Performance Goals relate.

(i)  “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(j)  “Subsidiary” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(k)  “Substantial Subsidiary” means Del Monte Fresh Produce Company, Del Monte Fresh Produce N.A., Inc., Del Monte Fresh Produce International, Inc., Compañia de Desarrollo Bananero de Guatemala, S.A., Corporacion de Desarrollo Agricola Del Monte S.A., Del Monte Fresh Produce (Chile) S.A., and such other subsidiaries of the Company as the Board may from time to time determine.

(l)  “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company and its Subsidiaries.  A Participant employed by a Substantial Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Substantial Subsidiary, unless either (i) the Participant is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Substantial Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Participant are assumed, or replaced with new awards, by the former Substantial Subsidiary or an entity that controls the former Substantial Subsidiary following the Disaffiliation.

3.         ADMINISTRATION

(a)  This Plan shall be administered by the Compensation Committee of the Board, or such other committee consisting of two or more “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption) as is appointed by the Board (the “Committee”).  The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan and subject to ratification by the board of directors, to establish the terms and conditions of Awards, to determine the extent to which Awards are actually earned pursuant to their terms and the amounts to be paid, either in cash or otherwise, to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan.  The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b)  Prior to payment, the Committee shall certify in writing that the Performance Goals and any other material terms of the Awards were in fact satisfied.  For this purpose, approved minutes of the Committee meeting in which the certification is made are treated as written.

(c)  The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final.  No member of the Committee or any delegate of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

4.         ELIGIBILITY; MAXIMUM AWARDS; PAYMENT OF AWARDS

(a)  Awards may be granted to any employee of the Company or its subsidiaries who (i) is a direct report of the President and Chief Operating Officer of the Company, (ii) has a position title of Sr. Vice President or Executive Vice President, (iii) has accountability and responsibility for a major business or function of the Company on a global or regional basis, and (iv) has entered into a non-compete agreement with the Company with a term of at least twelve (12) months following a Termination of Employment.

(b)  The maximum Award that can be made to any one Participant with respect to each Performance Period shall be an amount equal to the lesser of (i) 50% of the Participant’s base pay and (ii) $1,000,000.

(c)  Awards shall be payable as soon as practicable following the written certification thereof by the Committee for such Performance Period or at such time as the Committee may determine, but in no event later than two and one-half months following the end of the Performance Period.  Participants must be employed on the date of payment in order to receive such Award.

(d)  Awards may be paid, in whole or in part, in cash, in the form of stock-based awards (other than options) made under the Company’s 1999 Share Incentive Plan, as amended from time to time and any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.  Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee’s certification required by Section 3(b). For this purpose, the fair market value of shares of common stock of the Company on a particular date shall equal the “Fair Market Value” (as determined under the 1999 Share Incentive Plan) of such shares on that date.

5.         ESTABLISHMENT OF AWARDS

(a)  In connection with the grant of each Award, the Committee shall, in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of the Performance Period to which the performance goals relate, (i) determine the Performance Goal(s) applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goals, (iii) specify the consequences for the Award of the occurrence of a change in control during the Performance Period, and (iv) establish such other terms and conditions for the Award as it may deem appropriate.

(b)  Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies or of an index covering multiple companies.  In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.  The formula established by the Committee shall be based upon one or more of the following performance goals, individually or in combination, adjusted in such manner as the Committee shall determine: before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense management; improvements in capital structure, profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders; market share (percent shares the Company has captured in the market); increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, provide better management information reports; implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; the relative performance of the Company against a peer group of companies on any of the measures above.  Performance goals may relate to individual performance, Company performance or business unit performance.

(c)  A Participant may not receive payment for an Award unless applicable Performance Goal(s) have been achieved and such results have been certified by the Committee in accordance with Section 3(b).

(d)  The Committee shall have the right to decrease, but not increase, the amount payable pursuant to an Award, irrespective of the achievement of Performance Goals, in its sole discretion at any time and for any reason prior to the certification of the payment by the Committee.

6.         NON-TRANSFERABILITY

Awards shall not be assignable or transferable other than by will or the laws of descent and distribution.

7.         WITHHOLDING TAXES

The Company may withhold or cause to be withheld from any or all payments under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

8.         FUNDING

The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

9.         NO EMPLOYMENT RIGHTS

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to remain employed by the Company or any of its subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

10.       NON-UNIFORM DETERMINATIONS

The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award agreements as to the terms and conditions of Awards.

11.       AMENDMENT OF THIS PLAN AND AWARDS

The Board may from time to time in its discretion amend or modify this Plan or Awards and the Board or the Committee may from time to time amend Awards, in each case without the approval of the stockholders of the Company provided that (a) the Plan may not be materially amended without the approval of the Company stockholders and (b) except as provided in the next sentence and as provided in Section 5(d), no such amendment shall materially decrease the value of any previously granted Award without the consent of the Participant, in each case, unless required by law.  In no event may any Award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Exemption.

12.       TERMINATION OF THIS PLAN

This Plan shall terminate immediately before the first meeting of the Company’s stockholders that occurs during the calendar year 2015 or at such earlier time as the Board may determine.  Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

13.       CONTROLLING LAW

The law of the state of Florida, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

14.       SECTION 409A

All provisions of the Plan are meant to be exempt from compliance with Section 409A of the Code, to the maximum extent permitted pursuant to Section 1.409A-1(b)(4), or otherwise, and in all other respects to comply with Section 409A of the Code.  Accordingly, all provisions of the Plan shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A of the Code.  If any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall reasonably cooperate with that Participant to reform such provision to comply with Section 409A of the Code to the extent permissible by applicable law; however, nothing herein shall require the Company to provide any Participant with a gross-up for any tax, interest or penalty incurred by such Participant under Section 409A of the Code.

15.       RETURN OF OR REDUCTION IN THE AWARD

In the event that following the end of the Performance Period, it is determined by the Committee and ratified by the Board that an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award.  The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.

EXHIBIT C

FRESH DEL MONTE PRODUCE INC.

LONG-TERM INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2008

INTRODUCTION

The Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the “Plan”) is a long-term incentive plan for eligible employees of the Company. The Plan is intended to provide cash-based incentive opportunities to executives and other key employees of the Company. Plan payments, if any, will be conditioned on attainment of certain Performance Goals for one or more fiscal years as approved by the Committee and ratified by the Board of Directors.

1.         PURPOSE

The purpose of the Plan is to allow the Company to attract, motivate and retain highly qualified employees; to obtain from each employee the best possible performance; to establish Performance Measures that support the Company's long-term business strategies; and to provide consistency in and alignment with the Company's approach to performance-based pay and overall executive compensation strategy.

2.         DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

AWARD PARAMETERS DESCRIPTION. A document or compilation of documents approved by the Committee and ratified by the Board of Directors, in writing, to set forth the parameters necessary for determining a Long-Term Incentive Compensation Award, including the Award Period, the Performance Measures, the Performance Goals and the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of each Performance Goal.  The award parameters described in the Award Parameters Description need not be identical for all the Participants.

AWARD PERIOD. Unless otherwise provided by the Committee and ratified by the Board of Directors, the Award Period to which a Long-Term Incentive Compensation Award relates shall encompass three (3) consecutive fiscal years.

BOARD OF DIRECTORS. The Board of Directors of Del Monte; provided that, with respect to any Long-Term Incentive Compensation Awards of the chief executive officer of Del Monte, “Board of Directors” shall mean only the members of the Board of Directors who qualify as “outside directors” under Section 162(m) of the Code and who meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange.

CAUSE. Cause has the meaning given to such term in any employment agreement with the Company to which the Participant is a party and in the absence of such agreements, it shall mean: (i) indictment for the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud; (ii) conduct that brings or is reasonably likely to bring the Company into public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the Company; (iv) gross negligence or willful misconduct with respect to the Company; and/or (v) habitual insobriety, or use of illicit drugs or other controlled substances following one medically supervised course of treatment for such drug or alcohol use or upon refusal to participate in such course of treatment.

CHANGE IN CONTROL. “Change in the ownership or effective control of the corporation” or “change in the ownership of a substantial portion of the assets of the corporation”, as such terms are defined in Section 1.409A-3(i)(5) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

CODE. The Internal Revenue Code of 1986, as amended, and any regulations thereunder, and any successors thereto.

COMMITTEE. The Compensation Committee of the Board of Directors.

COMPANY. Del Monte, its subsidiaries and any other entity which is a “service recipient” (as such term is defined in Section 1.409A-1(g) of the final regulations and other applicable guidance promulgated under Section 409A of the Code) with respect to persons performing services for the Company.

DEL MONTE. Fresh Del Monte Produce Inc., a Cayman Islands corporation.

DISABILITY. “Disability”, as such term is defined in Section 1.409A-3(i)(4) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

LONG-TERM INCENTIVE COMPENSATION AWARD. Any award paid pursuant to the Plan. A Long-Term Incentive Compensation Award shall be determined by the Committee and ratified by the Board of Directors, in its sole and absolute discretion.  Unless otherwise specified by the Committee and ratified by the Board of Directors, with respect to any Performance Measure: (1) the Long-Term Incentive Compensation Award payable with respect to the maximum Performance Goal shall not exceed one hundred and fifty percent (150%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal; and (2) the Long-Term Incentive Compensation Award payable with respect to a minimum Performance Goal shall not be less than fifty percent (50%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal.  The Long-Term Incentive Compensation Award payable to any individual Participant with respect to any particular Award Period shall not exceed $6,000,000. (Six million dollars).

PARTICIPANT. An executive or other key employee of the Company, or a person who has agreed to commence serving in any of such capacities, and who is designated by the Committee to participate in the Plan. No person shall be a Participant in the Plan prior to the execution by such person of the Participation Agreement.

PARTICIPATION AGREEMENT. An agreement executed by the Participant in substantially the form attached hereto as Exhibit A.  Executed Participation Agreements are incorporated into the Plan by reference and made a part thereof to the same extent and with the same force and effect as if fully set forth therein.

PERFORMANCE GOAL. Performance Goal means, with respect to a Performance Measure, a measure of achievement of such Performance Measure, approved by the Committee and ratified by the Board of Directors and set forth in the Award Parameters Description.  Unless otherwise provided by the Committee and ratified by the Board of Directors, there shall be three (3) Performance Goals with respect to each Performance Measure -- minimum Performance Goal, target Performance Goal and maximum Performance Goal.  Performance Goals shall be deemed to be achieved only if achieved in the course of the applicable Award Period.

PERFORMANCE MEASURES. Certain performance categories set forth in Section V of the Plan. Performance Measures shall be set forth by the Committee in the Award Parameters Description.

SEPARATION FROM SERVICE. “Separation from service”, as such term is defined in Section 1.409A-1(h) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

TSR. TSR (total shareholder return) shall mean A minus B expressed as a percentage of B [(A-B)/(Bx100)], where A is the per-share price of a company's common stock at the end of the applicable Award Period and B is the average per-share price of the company's common stock at the beginning of the applicable Award Period. For purposes of calculations of TSR, cash dividends paid on a share of common stock shall be deemed to be reinvested in the company's common stock on the day they are paid at the average of the high and the low per-share price of that company’s common stock on that day, as quoted on the primary exchange on which the company’s shares are listed. The value at the end of the applicable Award Period of such common stock deemed purchased with cash dividends shall be added to A (above) for purposes of calculation of TSR. If in the course of the Award Period the outstanding shares of common stock of a company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the company or other increase or decrease in such shares effected without receipt of consideration by the company, an appropriate and proportionate adjustment approved by the Committee shall be made to the calculation of TSR set forth above.  For purposes of determining TSR, the stock price at the beginning date and end date of an Award Period shall be the average of the closing stock prices for the ninety (90) days immediately preceding such dates as quoted on the primary exchange on which the company’s shares are listed.

3.         EFFECTIVE DATE

The Plan is effective as of January 1, 2008.

4.         DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR LONG-TERM INCENTIVE COMPENSATION AWARDS

Unless otherwise provided in the Plan, if the Performance Goals are achieved in the course of the applicable Award Period and such achievements are certified by the Committee based upon the audited financial statements for the last fiscal year of the Award Period contained in the Company’s annual report filed with the Securities and Exchange Commission, then Long-Term Incentive Compensation Awards will be paid in amounts determined by the Committee and ratified by the Board of Directors pursuant to the Plan and the Award Parameters Description. Unless otherwise set forth in the Award Parameters Description with respect to any Participant: (1) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal of TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period; and (2) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal(s) other than TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period.

5.         PERFORMANCE MEASURES

A.  Generally. Unless otherwise provided in the Plan, payment of Long-Term Incentive Compensation Awards is conditioned on the attainment in the course of the Award Period of Performance Goals set with respect to Performance Measures. The Performance Goals and Performance Measures need not be identical with respect to all the Participants.  Performance Goals may be established based upon the Company’s performance in isolation or by judging the Company’s performance relative to one or more comparator companies or upon the performance of one or more of the Company’s subsidiaries or divisions. Performance Goals and the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of any Performance Goal for any Long-Term Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code must be established in writing no later than March 15th following the beginning of the applicable Award Period and may be based on one or more of the following objective criteria (the “Performance Measures”):

(1)            TSR, including its components of stock price appreciation, dividends and/or dividend yield;

(2)            Return on assets, equity, invested capital, cash flow, investment, or sales;

(3)            Sales, including gross margin;

(4)            Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(5)            Cash flow and cash flow return on investment;

(6)            Economic profit and/or cost of capital;

(7)            Turnover of assets, capital, or inventory;

(8)            Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense;

(9)            Measures of customer satisfaction and customer service, including the relative improvement therein; and

(10)          Market share, including by product line or geographic market or submarkets.

Performance Goals may be determined by reference to levels of and/or growth in a Performance Measure.  Performance Goals with respect to Performance Measures shall be objectively measurable and established for a period coinciding with or ending within the Award Period.

B.  Certain Factors and Events Excluded. In establishing Performance Goals and Performance Measures for Participants and in certifying the achievement of Performance Goals as the end of an Award Period, the Committee may include or exclude the impact of specified objective events, including any of the following: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles.

C.  Default Performance Measures. Unless otherwise specified by the Committee and ratified by the Board of Directors, the Performance Measures shall consist of: (1) TSR relative to a group of comparator companies; and (2) one or more Performance Goals other than TSR.

6.         PAYMENT OF LONG-TERM INCENTIVE COMPENSATION AWARDS

Unless otherwise provided in the Plan, the payment of a Long-Term Incentive Compensation Award shall be made on the first day following the end of the Award Period to which it relates; provided that, subject to Section VII, the Participant is actively employed with the Company on such date. Unless otherwise provided in the Plan, Long-Term Incentive Compensation Awards shall be paid in cash, in the form of a single lump sum. For the purposes of this Section VI, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

7.         TERMINATION OF SERVICE, SPIN-OFFS AND SIMILAR TRANSACTIONS DURING THE AWARD PERIOD

A. Involuntary Separation from Service, Death or Disability. Subject to Section VII. C., if before the end of an Award Period a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company, other than for Cause, or if a Participant experiences Separation from Service with the Company due to death or Disability, the Participant’s Long-Term Incentive Compensation Awards for any Award Period in effect at the time of such Separation from Service will be prorated on the basis of the ratio of the number of days of Participant’s service during such Award Period prior to such Separation from Service to the total number of days in such Award Period. The determination of such prorated Long-Term Compensation Awards will be based on the attainment of the Performance Goals with respect to the applicable Performance Measure(s) and will be paid on the date the Participant would have received payments with respect to such Long-Term Compensation Awards had the Participant not experienced a Separation from Service with the Company.

B.  Termination by the Company for Cause, Voluntary Separation from Service. In the event a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company for Cause, or by virtue of voluntary termination of service by the Participant, the Participant shall have no rights whatsoever to any unpaid Long-Term Compensation Awards and no payments with respect to any unpaid Long-Term Compensation Awards shall be made to the Participant.

C.  Termination Close In Time To the Change in Control of Del Monte. In the event the Participant experiences a Separation from Service with the Company (not including separation caused by death or Disability) by virtue of termination of the Participant’s service by the Company less than six (6) months following a Change in Control of Del Monte, and such Separation from Service occurs prior to the end of the Award Period, then upon the Participant’s Separation from Service, all Performance Goals with respect to Performance Measures shall be deemed to have been met with respect to such Participant and any applicable Long-Term Incentive Compensation Awards shall be paid to such Participant on the date of Separation from Service. This Section VII. C. shall not apply if the Participant’s service with the Company is terminated by the Company for Cause. Additionally, this Section VII. C. shall not apply unless at the time of Change in Control of Del Monte, the entity for whom the Participant is performing services is Del Monte or Del Monte is the “majority shareholder” (as such term is defined in Section 1.409A-3(i)(5)(ii)(3) of the final regulations promulgated under Section 409A of the Internal Revenue Code) of such entity.

D.  Spin-Offs and Similar Transactions.  In the event an entity (“Departed Entity”) that is a part of the Company ceases to be a part of the Company (the “Departure”), a Participant who at the time of the Departure is performing services for the Departed Entity, shall be considered, for purposes of Section VII.A., to have experienced a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company without Cause; provided that such Participant does not perform any services for the Company immediately after the Departure. Such Separation from Service with the Company will be deemed to have occurred at the time of the Departure.

E.  Specified Employees.  Notwithstanding anything in the Plan to the contrary, if as of the date of Participant’s Separation from Service, Participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or any regulations or Treasury guidance promulgated thereunder (“Section 409A Guidance”), Participant shall not be entitled to any payments paid upon such Separation from Service until the earlier of (i) the date which is six months after his Separation from Service for any reason other than death or (ii) the date of his death. The provisions of this Section VII. E. shall apply solely to payments made pursuant to a plan that provides for deferral of compensation.  Whether a plan provides for deferral of compensation shall be determined pursuant to Section 409A or Section 409A Guidance. Any payments that would have been paid to Participant prior to the earlier of (i) the date which is six months after his separation from service for any reason other than death or (ii) the date of his death, were it not for this Section VII. E., shall be accumulated and paid to Participant on the first day of the 7th month following Participant’s Separation from Service. Notwithstanding the foregoing, the provisions of this Section VII. E. shall not apply to payments made under the circumstances described in Section 1.409A-3(j)(4)(ii) (domestic relations order), 1.409A-3 (j)(4)(iii) (conflicts of interest) or 1.409A-3 (j)(4)(vi) (payment of employment taxes) of the final Treasury Department regulations issued pursuant to Section 409A.

F.  Timing of Payments.  For the purposes of this Section VII, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

8.         RETURN OF OR REDUCTION IN THE LONG-TERM INCENTIVE COMPENSATION AWARD

In the event that following the end of the Award Period, it is determined by the Committee and ratified by the Board of Directors that a Long-Term Incentive Compensation Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the Overpayment Amount, where the Overpayment Amount shall be equal to the Long-Term Incentive Compensation Award distributed to the Participant, reduced by the Long-Term Incentive Compensation Award the Participant would have received had the correct data been used in the calculation of the Long-Term Incentive Compensation Award, as determined by the Committee in good faith. The determinations made by the Committee and ratified by the Board of Directors pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.

9.         SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature.  In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

10.       ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A.  Amendment and Termination. The Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Long-Term Incentive Compensation Awards either temporarily or permanently; provided, however, that no amendment of the Plan shall operate to annul a Long-Term Incentive Compensation Award with respect to an Award Period in effect at the time of the amendment. Notwithstanding the foregoing, and subject to Section VII. C., in the event this Plan is terminated before the last day of an Award Period, Long-Term Incentive Compensation Awards payable for such Award Period will be prorated on the basis of the ratio of the number of weeks in such Award Period prior to such termination to the aggregate number of weeks in such Award Period and will be based on the attainment of Performance Goals with respect to the applicable Performance Measures and paid only after the end of such Award Period in accordance with Section VI above which will be deemed to continue until the expiration thereof as if this Plan had not been terminated.

B.  Administration. The Committee shall determine the parameters necessary to grant Long-Term Incentive Compensation Awards, including Award Periods, Performance Measures, Performance Goals and the amounts of Long-Term Incentive Compensation Awards with respect to each Performance Goal. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Long-Term Incentive Compensation Awards issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Committee with respect to the Plan shall be subject to the absolute discretion of the Committee, subject to ratification by the board of directors.

C.  Delegation to Officers or Employees. The Board of Directors and the Committee, as applicable, may designate officers or employees of the Company to assist the Committee in the administration of the Plan.

11.       MISCELLANEOUS

A.  Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company (including any employment taxes which applicable law requires the Company to pay).

B.  Taxes. All Long-Term Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C.  Unsecured Obligation. Unless otherwise determined by the Committee, all Long-Term Incentive Compensation Awards will be paid from the Company's general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

D.  No Right to Employment. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

E.  No Assignment, Alienation. Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F.  Separate Provisions. If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G.  Applicable Law. This Plan will be governed by and construed in accordance with applicable United States Federal law and, to the extent not preempted by such Federal law, in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

H.  Liability for the Long-Term Incentive Compensation Awards. Only the entity for which the Participant performs services at the commencement of the Award Period shall be liable with respect to the Long-Term Incentive Compensation Award that relates to an Award Period.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual General Meeting of Shareholders.

FRESH DEL MONTE PRODUCE INC.	INTERNET http://www.proxyvoting.com/fdp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

FRESH DEL MONTE PRODUCE INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, 4, 5 AND 6, EACH OF WHICH IS PROPOSED BY MANAGEMENT.	Please mark your votes as indicated in this example	☒

Vote on Directors				Vote on Proposals

1. Director Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1a. To re-elect Amir Abu-Ghazaleh as a director for a term expiring at the 2013 Annual General Meeting.	☐	☐	☐	2. Proposal to approve and adopt the Company’s financial statements for fiscal year ended January 1, 2010.	☐	☐	☐

1b. To re-elect Salvatore H. Alfiero as a director for a term expiring at the 2013 Annual General Meeting.	☐	☐	☐	3. Proposal to approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the fiscal year ending December 31, 2010.	☐	☐	☐

1c. To re-elect Edward L. Boykin as a director for a term expiring at the 2013 Annual General Meeting.	☐	☐	☐	4. Proposal to approve and adopt the 2010 Non-Employee Directors Equity Plan.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4, 5 and 6. If any other matters properly come before the meeting, the person named in this proxy will vote in his discretion.
				5. Proposal to approve and adopt the Performance Incentive Plan for Senior Executives.	☐	☐	☐

				6. Proposal to approve and adopt the Long-Term Incentive Plan.	☐	☐	☐
						YES	NO
				Please indicate if you plan to attend this meeting.		☐	☐
						Mark Here for Address Change or Comments	☐
SEE REVERSE

Signature	Signature	Date
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

ADMISSION TICKET

Fresh Del Monte Produce Inc.
2010 Annual General Meeting of Shareholders

May 5, 2010
11:30 a.m. Eastern Time

Mandarin Oriental, Miami
500 Brickell Key Drive
Miami, FL 33131
Telephone: 305-913-8288
Fax: 305-913-8337

ADMISSION: To be admitted to the Annual General Meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Ordinary Shares as of the record date for the Annual General Meeting, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Proxy Statement and Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/fdp

You can view the Proxy Statement and Annual Report to Shareholders on the Internet at www.freshdelmonte.com, click on “Investor Relations” and then “Annual Report/Proxy Statement.”

 ▼   FOLD AND DETACH HERE   ▼

FRESH DEL MONTE PRODUCE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
May 5, 2010

The undersigned hereby appoint(s) Mohammad Abu-Ghazaleh and Bruce A. Jordan, and each of them, with full power of substitution, proxies of the undersigned to vote all of the Ordinary Shares of Fresh Del Monte Produce Inc. (the “Company”) that the undersigned would be entitled to vote if present at, and to act for the undersigned at the Annual General Meeting of Shareholders of the Company to be held on Wednesday, May 5, 2010 at 11:30 a.m., Eastern Time, and at any postponement or adjournment thereof, on the matters indicated on the reverse side of this proxy, including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named on the reverse hereof become(s) unable to serve, and on any other matter that may properly come before the Annual General Meeting of Shareholders.

This proxy is solicited by the board of directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to approve and adopt the Company’s financial statements for fiscal year ended January 1, 2010, FOR the proposal to approve and ratify the appointment of the independent registered public accounting firm, FOR the proposal to approve and adopt the 2010 Non-Employee Directors Equity Plan, FOR the proposal to approve and adopt the Performance Incentive Plan for Senior Executives and FOR the proposal to approve and adopt the Long-Term Incentive Plan. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business that may properly come before the Annual General Meeting.

This proxy will be governed by and construed in accordance with the laws of the Cayman Islands and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with The Companies Law (as Revised) and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)